    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1998

                                                      REGISTRATION NO. 333-41121
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          FIRST CONSULTING GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8742                         95-3539020
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or         Classification Code Number)            Identification
        organization)                                                      Number)

                            ------------------------

                            111 WEST OCEAN BOULEVARD
                                   4TH FLOOR
                              LONG BEACH, CA 90802
                                 (562) 624-5200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               LUTHER J. NUSSBAUM
                            EXECUTIVE VICE PRESIDENT
                          FIRST CONSULTING GROUP, INC.
                            111 WEST OCEAN BOULEVARD
                                   4TH FLOOR
                              LONG BEACH, CA 90802
                                 (562) 624-5200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         ALAN C. MENDELSON, Esq.                       BROOKS STOUGH, Esq.
         PATRICK A. POHLEN, Esq.                     JEFFREY P. HIGGINS, Esq.
            Cooley Godward LLP                 Gunderson Dettmer Stough Villeneuve
          Five Palo Alto Square                     Franklin & Hachigian, LLP
           3000 El Camino Real                        155 Constitution Drive
         Palo Alto, CA 94306-2155                      Menlo Park, CA 94025
              (650) 843-5000                              (650) 321-2400

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                3,312,384 SHARES

                                     [LOGO]

                                  COMMON STOCK

    Of the 3,312,384 shares of Common Stock offered hereby, 2,500,000 shares are being sold by the Company and 812,384 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol FCGI.

                                ----------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                PROCEEDS TO
                                  PRICE TO           UNDERWRITING          PROCEEDS TO            SELLING
                                   PUBLIC            DISCOUNT (1)          COMPANY (2)         STOCKHOLDERS
Per Share..................           $                    $                    $                    $
Total (3)..................           $                    $                    $                    $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2)  Before deducting expenses payable by the Company estimated at $875,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 496,858 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price
    to Public, Underwriting Discount and Proceeds to Company will be $         ,
    $        and $         , respectively. See "Underwriting."

                                ----------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1998, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

                         BANCAMERICA ROBERTSON STEPHENS

                                                                  UBS SECURITIES

            , 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING BY ENTERING INTO STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                 --------------

    First Consulting Group-Registered Trademark-, FCG-Registered Trademark-, KITE-Registered Trademark- and the logo appearing on the front cover of this Prospectus are registered trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  THE COMPANY

    First Consulting Group, Inc. ("FCG" or the "Company") provides information technology and other consulting services to payors, providers and other healthcare organizations in North America and Europe. The Company provided its services to over 360 clients in the year ended December 31, 1997. The Company's services are designed to increase its clients' operations effectiveness in order to reduce cost, improve customer service and enhance the quality of patient care. The Company's services address the increasing need of its clients for healthcare-specific information technology expertise to objectively evaluate, select, implement and manage an optimal set of information systems and infrastructures. The Company's consultants provide this expertise through multi-disciplinary teams specifically formed to provide a unique solution for each client. The Company believes that its success is attributable to its strong relationships with industry leading clients, the healthcare, technology and consulting expertise of the Company's consultants, and the depth and breadth of its consulting services.

    Pressure from employers, government agencies and consumers has caused payors and providers to attempt to reduce cost, improve customer service and increase the quality of patient care. Payors have utilized a variety of managed care and risk-shifting mechanisms to control costs. Providers have responded by improving their ability to manage reimbursement, administrative and care management functions. Additionally, both payors and providers are consolidating into larger entities such as integrated delivery networks ("IDNs") in order to reduce costs, improve efficiency and provide patient care across a continuum. Many of the existing information systems used by payor and provider organizations were developed to serve a specific function or to operate within a single entity, such as a health maintenance organization, hospital or physician group. New or existing information systems must be installed or upgraded and integrated to provide the financial, administrative and clinical data needed by healthcare organizations. Additionally, these systems must also address the increasing needs of users to have clinical decision support tools, integrated patient and financial information, managed care contracting and information networking.

    Payor and provider organizations have found it increasingly difficult to develop, implement and manage comprehensive information technology strategies and systems. Many healthcare organizations lack the human and technical resources necessary to effectively evaluate, select, implement and manage an optimal set of information and communication systems, networks and applications. The Company believes that the increasing pressures on payors and providers to decrease costs, improve customer service and enhance the quality of patient care, combined with the complexity of a consolidating industry and the lack of internal technical expertise, have created an opportunity for companies specializing in providing comprehensive information technology solutions to healthcare organizations.

    FCG's objective is to be a leading provider of information technology and other consulting services to the healthcare industry. The Company's four principal services are consulting, software implementation, network and application integration and co-management services. The Company's consulting services primarily consist of strategic planning, operations effectiveness, procurement and contracting and other services. The Company also provides implementation services for packaged software products, which include project management, installation, interface programming, testing and training services. The Company's network and application integration services include designing and developing comprehensive system architectures, infrastructures, interfaces, databases, applications and networks to address the need for information integration and dissemination throughout a healthcare organization. The Company also provides co-management services including interim staffing primarily for senior-level information technology positions as well as support staff on a temporary or permanent basis. The Company's services and consultants are supported by internal research, training and a centralized information system which provides real-time access to current industry and technology information and project methodologies, experiences, models and tools. These programs include the Company's Emerging Practices Group, Professional Development Programs, Scottsdale Institute, Knowledge and Information Technology Exchange ("KITE") and Practice Guilds.

    The Company was incorporated in California in October 1980 and will be reincorporated in Delaware prior to the effectiveness of this offering. The Company's principal executive offices are located at 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802, and its telephone number is (562) 624-5200.

                                  THE OFFERING

Common Stock offered by the Company............  2,500,000 shares
Common Stock offered by the Selling
Stockholders...................................  812,384 shares
Common Stock to be outstanding after the
offering.......................................  14,542,664 shares (1)
Use of proceeds................................  For working capital and general corporate purposes
Proposed Nasdaq National Market symbol.........  FCGI

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1993       1994       1995       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenue....................................................  $  19,050  $  30,046  $  47,744  $  65,822  $  91,570
  Cost of services...............................................     10,721     16,869     26,518     40,718     53,526
                                                                   ---------  ---------  ---------  ---------  ---------
    Gross profit.................................................      8,329     13,177     21,226     25,104     38,044
  General and administrative expenses............................      6,995      9,871     17,517     23,670     31,669
  Compensation expenses related to stock issuances (2)...........         --         --        385        588      6,060
                                                                   ---------  ---------  ---------  ---------  ---------
    Income from operations.......................................      1,334      3,306      3,324        846        315
  Interest income (expense), net.................................         46        (77)       (36)         3        (68)
  Other income, net..............................................         77         32         18         44        119
                                                                   ---------  ---------  ---------  ---------  ---------
    Income before income taxes...................................      1,457      3,261      3,306        893        366
  Provision for income taxes.....................................        591      1,577      1,423        500      1,900
                                                                   ---------  ---------  ---------  ---------  ---------
    Net income (loss)............................................  $     866  $   1,684  $   1,883  $     393  $  (1,534)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
  Basic and diluted net income (loss) per share (3)(4)...........  $    0.06  $    0.15  $    0.19  $    0.04  $   (0.14)
  Shares used in computing basic and diluted net income (loss)
    per share....................................................     13,894     11,178      9,761     11,118     11,134

                                                                                      DECEMBER 31, 1997
                                                                          ------------------------------------------
                                                                           ACTUAL     PRO FORMA (5)   AS ADJUSTED(6)
                                                                          ---------  ---------------  --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.............................................  $   2,950     $   2,950       $   27,650
  Total assets..........................................................     34,425        34,425           59,125
  Long-term debt........................................................        262           262              262
  Total stockholders' equity............................................      5,462        15,427           40,127

------------------------------
(1)  Based on the number of shares outstanding at December 31, 1997. Excludes
    (i) 797,084 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's 1997 Equity Incentive Plan with a weighted average exercise price of $5.57 per share, (ii) 84,000 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1997 Non-Employee Directors' Stock Option Plan with a weighted average exercise price of $4.89 per share, and (iii) 148,316 shares of Common Stock issuable upon the exercise of non-qualified stock options with a weighted average exercise price of $5.42 per share. See "Capitalization," "Management--1997 Equity Incentive Plan," "--1997 Non-Employee Directors' Stock Option Plan," and Note H of Notes to Financial Statements.
(2) In connection with the Company's Associate 401(k) and Stock Ownership Plan ("ASOP") and certain non-qualified stock options granted to the Company's vice presidents, the Company recognized a non-recurring compensation expense in its consolidated statements of operations. The primary component of this expense relates to the fair market value of 568,000 shares allocated to the Company's employees under the ASOP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes H and I of Notes to Financial Statements.
(3) Excluding compensation expenses related to stock issuances, basic and diluted net income per share would be $0.22, $0.08 and $0.33, and net income would be $2.1 million, $839,000 and $3.7 million for the years ended December 31, 1995, 1996 and 1997, respectively.
(4) See Note A-9 of Notes to Financial Statements for an explanation of the computation of basic and diluted net income (loss) per share.
(5) Reflects the elimination of the Company's obligation to repurchase shares of Common Stock at either the fair market value of such shares as determined by an independent valuation firm or the original issuance price plus a growth factor relating to such shares. See Note A-12 of Notes to Financial Statements.
(6) As adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                         ------------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION INCLUDED IN THIS PROSPECTUS
ASSUMES: (I) A 4 FOR 1 STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND TO BE DISTRIBUTED TO THE COMPANY'S STOCKHOLDERS PRIOR TO EFFECTIVENESS OF THIS OFFERING; (II) THE REINCORPORATION OF THE COMPANY IN THE STATE OF DELAWARE TO BE EFFECTED PRIOR TO EFFECTIVENESS OF THIS OFFERING; (III) A CHANGE IN THE COMPANY'S TAX ACCOUNTING METHOD FROM CASH TO ACCRUAL BASIS ACCOUNTING; (IV) THE AMENDMENT OF THE COMPANY'S EXISTING AMENDED AND RESTATED RESTRICTED STOCK AGREEMENTS TO REFLECT, AMONG OTHER THINGS, THE ELIMINATION OF THE COMPANY'S OBLIGATION TO REPURCHASE SHARES OF COMMON STOCK; AND (V) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "FIRST CONSULTING GROUP, INC.," "FCG" AND "COMPANY" REFER TO THE COMPANY AND ITS SUBSIDIARIES. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMMON STOCK" REFERS TO THE COMMON STOCK OF THE COMPANY, PAR VALUE $.001.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 12 OF THIS PROSPECTUS.

    POTENTIAL INABILITY TO ATTRACT AND RETAIN EMPLOYEES. In order to provide and expand its services, the Company will be required to retain existing personnel and attract and retain a significant number of additional personnel with expertise in addressing healthcare, information technology and consulting issues. The Company has historically experienced rates of employee turnover above industry averages as a result of its dependence on lateral hiring of its consultants, the travel demands imposed on its consultants, and the loss of employees to competitors, clients and others. The rate of turnover for the Company's employees, including its vice presidents, in the years ended December 31, 1995, 1996 and 1997 was 32.3%, 30.3% and 21.2%, respectively. The turnover rate of the Company's vice presidents in the years ended December 31, 1995, 1996 and 1997 was 6.8%, 2.6% and 6.6%, respectively. The Company's vice presidents are instrumental in marketing the Company's services to new and existing clients. Any prolonged continuation of or increase in general employee or vice president turnover rates could have a material adverse effect on the Company's business, financial condition and results of operations. Competition for such personnel in the healthcare, information technology and consulting industries is intense, and many of the companies with which the Company competes for qualified personnel have substantially greater financial and other resources than the Company. There can be no assurance that the Company will be able to recruit or retain a sufficient number of qualified personnel to effectively serve existing or new clients or to expand the Company's services. The failure to recruit and retain a sufficient number of qualified personnel could impair the Company's ability to maintain and expand its healthcare consulting and information technology services and could have a material adverse effect on the Company's business, financial condition and results of operations. Many of the Company's consultants develop and maintain strong business relationships with the Company's clients, and the Company depends on these relationships to generate additional assignments with existing clients and engagements with new clients. The loss of one or more such consultants could lead to erosion of the Company's client base and a decrease in the Company's revenue. In addition, the decision of one or more of the Company's consultants to join a competitor or otherwise compete directly or indirectly with the Company may result in a loss of clients and a corresponding loss of revenue or reduce the Company's ability to successfully compete for additional assignments with existing clients and engagements with new clients. A decision by a significant number of the Company's consultants to compete directly with the Company would have a material adverse affect on the Company's business, financial condition and results of operations.

    VARIABILITY OF QUARTERLY OPERATING RESULTS. A substantial portion of the Company's expenses, particularly personnel and related costs, depreciation, office rent and occupancy costs, are relatively fixed. Certain variable costs are assignment-specific and are billed as incurred. The Company's quarterly operating results may vary significantly in the future depending on a number of factors, many of which are outside the control of the Company. These factors may include: the reduction in size, delay in commencement, interruption or termination of one or more significant engagements or assignments; fluctuations in consultant hiring and utilization; the loss of personnel; the loss of one or more significant clients; the unpredictability of engaging new clients and additional assignments from existing clients; increased competition; write-offs of client billings; consolidation of, and subsequent reduction in the number of, healthcare providers; pricing pressure; the number, timing and contractual terms of significant client engagements; market demand for the Company's services; delays or increased expenses incurred in connection with existing assignments; changes in pricing policies by the Company or its competitors; changes in the Company's business strategies; variability in the number of business days within a quarter; and international currency fluctuations. Due to the foregoing factors, quarterly revenue and operating results are not predictable with any significant degree of accuracy. In particular, the timing between initial client contract and fulfillment of the criteria necessary for revenue recognition can be lengthy and unpredictable, and revenue in any given quarter can be materially adversely affected as a result of such unpredictability. Business practices of clients, such as deferring commitments on new assignments until after the end of fiscal periods, could require the Company to maintain a significant number of under-utilized consultants which could have a material adverse effect on the Company's business, financial condition and results of operations. During the second and third quarters of 1996, the Company experienced a significant decrease in the utilization of billable personnel. This decrease in utilization was primarily attributable to the increased hiring of consultants and a failure by the Company to assign underutilized consultants located in the central United States to projects outside such region. The Company believes that this failure to re-assign underutilized consultants was attributable to certain incentive programs which have since been discontinued. This decrease in utilization, as well as certain infrastructure upgrades, resulted in a decrease in net income in the second and third quarters of 1996. There can be no assurance that such a decrease in utilization or net income will not occur in the future.

    The Company has experienced and will continue to experience variability in the number of billable days in any quarter. The Company typically experiences a lower number of billable days in the second and fourth quarters of every year. The Company requires attendance at an annual meeting of all of its employees in the second quarter of every year and encourages its employees to take vacation during the December holidays. Variability in the number of billable days may also result from other factors such as vacation days, sick time, paid and unpaid leave and holidays, all of which could produce variability in the Company's revenue and costs. In the event of any downturn in potential clients' businesses or the economy in general, planned utilization of the Company's services may be deferred or canceled, which could have a material adverse effect on the Company's business, financial condition and results of operations. Based on the preceding factors, the Company may experience a shortfall in revenue or earnings from expected levels or otherwise fail to meet expectations of securities analysts or the market in general, which could have a material adverse effect on the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

    DEPENDENCE ON EXISTING CLIENT BASE; RISKS IN CLIENT ENGAGEMENTS. The Company's success is dependent on obtaining additional engagements from its existing client base. For the year ended December 31, 1997, a substantial portion of the Company's revenue was derived from services provided to its existing clients. Any material failure on the part of the Company to generate additional revenues from its existing clients would have a material adverse effect on the Company's business, financial condition and results of operations.

    Many of the Company's engagements provide benefits to clients' businesses which are difficult to quantify. The Company's failure to meet client expectations in the performance of its services may damage the Company's reputation in the healthcare industry and adversely affect its ability to attract new clients. If a client is not satisfied with the Company's services, the Company will generally expend additional human and other resources at its own expense to ensure client satisfaction. Such expenditures will typically result in a lower operating margin for such engagement and could have a material adverse impact on the Company's business, financial condition and results of operations. In addition, the Company's clients may generally terminate an engagement at any time without penalty. A decision by a client to terminate an engagement or withhold payment for the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations.

    Certain of the Company's services are billed on a fixed-price basis, and any assignment delays or expenditures of time beyond that projected for the assignment could result in write-offs of client billings which would adversely affect the Company's profit margins on such engagements. Any significant amount of such write-offs could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to hire new consultants in anticipation of providing services for a new client or engagement. There can be no assurance that, if the Company were unable to secure such client or engagement or upon termination of such engagement, the Company would be able to redeploy its consultants on a timely basis, or at all. The Company's inability to redeploy consultants could have a material adverse effect on employee utilization, billing rates and overall profit margins.

    The Company's services to its clients often involve the implementation and integration of complex information systems and software programming, some of which are critical to the clients' operations. In the course of providing its services, the Company will often recommend the products of a particular software or hardware vendor. If the recommended product does not perform as expected or contains defects or if the Company implements a product requested by the client which does not perform well, the Company's reputation could be damaged, and the Company could be subject to liability for any damages caused by the provision of its services. The Company's engagement letters with its clients attempt to limit the Company's exposure to potential liability claims, but such provisions may not be effective. A successful liability claim brought against the Company may adversely affect the Company's reputation in the healthcare industry and could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company maintains liability insurance, there can be no assurance that such insurance would provide adequate coverage for successful claims against the Company.

    UNPREDICTABLE MARKETING AND ENGAGEMENT CYCLES. The Company markets its services primarily through ongoing client relationships. There can be no assurance that the significant non-billable time and resources invested in building client relationships will result in additional assignments from existing clients. As part of building such relationships, the Company's consultants typically expend substantial time and resources identifying strategic or business issues and objectives, gathering information, preparing engagement proposals and negotiating contracts. Any failure by the Company to procure an engagement after expending significant non-billable time and resources on marketing efforts could have a material adverse effect on the Company's quarterly results as well as its business, financial condition and results of operations. The delivery of consulting and information technology services requires a significant commitment of resources by the Company and by the client. The length of time required to complete an assignment may depend on many factors outside the control of the Company, including the state of the clients' existing information systems, changes or the anticipation of changes in the regulatory environment affecting healthcare organizations, consolidation in the healthcare industry in general, budgetary constraints and the client's ability to commit the personnel and other resources necessary to complete elements of the assignment for which the client is responsible. The failure of the Company to deliver its services on a timely basis or within anticipated budgets could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

    COMPETITION IN THE HEALTHCARE INFORMATION TECHNOLOGY INDUSTRY. The market for healthcare information technology consulting is intensely competitive, rapidly evolving and highly fragmented. The Company has competitors that provide some or all of the services provided by the Company. The Company competes for strategic consulting services and co-management services with international consulting firms, regional and specialty consulting firms and the consulting groups of international accounting firms such as KPMG Peat Marwick LLP, Ernst & Young LLP, Deloitte & Touche LLP, Coopers & Lybrand L.L.P. and Andersen Consulting. In its implementation and integration services, the Company competes with information system vendors such as HBO & Company, Inc., Shared Medical Systems Corporation and Integrated Systems Solution Corporation, a division of International Business Machines Corporation; service groups of computer equipment companies; systems integration companies such as Electronic Data Systems Corporation, Perot Systems Corporation, CAP Gemini America, Inc. and Computer Sciences Corporation; clients' internal information management departments and other healthcare consulting firms such as DAOU Systems Inc., Superior Consultant Holdings Corporation and Diamond Technology Partners Incorporated. Many of the Company's competitors have significantly greater financial, human and marketing resources than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer demands, or to devote greater resources to the development, promotion, sale and support of their products and services than the Company. In addition, as healthcare organizations become larger and more complex, the Company's larger competitors may be better able to serve the needs of such organizations. There can be no assurance that the Company will be able to attract and retain the personnel or to dedicate the financial resources necessary to serve these resulting organizations.

    The Company believes that it competes primarily on the basis of the quality of its services; however, its clients may become increasingly price-sensitive as competitive pricing pressures increase. Large information technology companies have, in the past, offered strategic planning services at a substantial discount as an incentive to utilize their implementation services, and software and hardware vendors may provide discounted implementation services for their products. These competitors may in the future discount such services more frequently or offer such services at no charge. There can be no assurance that the Company will be able to compete for price-sensitive clients on the basis of its current pricing or cost structure, or that the Company will be able to lower its prices or costs in order to compete effectively. Furthermore, many of the Company's competitors have long-standing business relationships with key personnel at healthcare organizations which could prevent or delay the Company from expanding its client base. There can be no assurance that the Company will be able to compete effectively with current and future competitors or that competitive pressures faced by the Company will not cause the Company's revenue or operating margins to decline or otherwise materially adversely affect its business, financial condition and results of operations. See "Business-- Competition."

    POTENTIAL INABILITY TO MANAGE GROWTH. The Company currently is experiencing a period of rapid growth which has placed, and will continue to place, significant and increasing demands on the Company's management personnel and on its operational, technical, financial, human and other resources. For the year ended December 31, 1997, the Company's revenue increased to $91.6 million, or 39.1%, from $65.8 million for the year ended December 31, 1996. During this period, the total number of the Company's employees increased from 462 to 591, including an increase in the number of the Company's consultants from 348 to
457. This growth has resulted in new and increased responsibilities for management personnel and has placed significant demands on the Company's management, operating and financial systems. The Company will be required to continue to develop and improve its operational, financial and other internal systems in order to accommodate an increased number of employees, client engagements and assignments and the increased size of the Company's operations, workforce and facilities. There can be no assurance, however, that the Company will be able to improve its operational, financial and other internal systems, maintain the Company's corporate culture, attract and retain qualified consultants or effectively manage an increasingly large and geographically-dispersed workforce. Any failure to develop and improve the Company's systems or to hire and retain qualified personnel to manage its operations could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has in the past changed, and may in the future change, the organizational structure of its services and business strategy. There can be no assurance that any such reorganization would not result in operational inefficiencies and delays in delivering the Company's services. Such inefficiencies and disruption in the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any future unexpected shortfall in revenue without a corresponding and timely reduction in staffing and other expenses or redeployment of employees to other client assignments, or any staffing increase that is unaccompanied by a corresponding increase in the number of clients could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

    RISKS ASSOCIATED WITH CONSOLIDATION IN THE HEALTHCARE INDUSTRY. The Company derives substantially all of its revenue from clients in the healthcare industry. As a result, the Company's business, financial condition and results of operations are influenced by conditions affecting this industry, particularly current trends towards consolidation among healthcare organizations. Many healthcare providers and payors are consolidating to create larger healthcare organizations. Such consolidation may reduce the number of existing and potential clients for the Company's services. In addition, these resulting organizations could have greater bargaining power, which could erode the current pricing structure for the Company's services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS OF REGULATORY AND TECHNOLOGICAL CHANGE. The healthcare industry is also subject to regulatory and technological changes that may affect the procurement practices and operations of healthcare organizations.

During the past several years, the healthcare industry has been subject to an increase in governmental regulation and reform proposals. These reforms, if enacted, could increase governmental involvement in the healthcare industry, lower reimbursement rates or otherwise change the operating environment of the Company's clients. Healthcare organizations may react to these proposals and the uncertainty surrounding them by curtailing or deferring investments, including those for the Company's services. The Company cannot predict with any certainty what impact, if any, such legislative reforms could have on its business, financial condition and results of operations. In addition, technological change in the network and application markets has created high demand for consulting, implementation and integration services in order to meet increasingly complex information needs. If the pace of technological change were to diminish, the Company's revenue could decrease as a result of decreased demand for its services. Any material decrease in demand would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Background" and "--Business Strategy."

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. The Company intends to expand its international consulting services, which will require a significant amount of management's attention and the Company's human and financial resources. The Company may establish additional international operations and hire additional personnel. There can be no assurance that the Company will be able to successfully recruit and retain the necessary number of highly skilled consultants in each country in which it intends to conduct its operations. Any inability to recruit and retain such employees could impair the Company's ability to expand internationally and may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to establish international market demand for its services. The Company's international business may be subject to a variety of risks, including the difficulty of tailoring its services to individual countries' healthcare market needs, currency fluctuations, potentially longer payment cycles, potential difficulties in collecting international accounts receivable, the enforcement of contractual obligations and intellectual property rights, potentially adverse tax consequences, increased costs associated with maintaining international marketing efforts, costs of localizing services in international markets, adverse changes in regulatory requirements and possible economic downturns outside of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international operations and, consequently, on its business, financial condition and results of operations. See "Business-- Business Strategy."

    RISKS ASSOCIATED WITH ACQUISITIONS. The Company intends to grow, in part, through acquisitions of complementary businesses or technologies and professional practices with healthcare and information technology expertise. For example, on January 13, 1998, the Company completed the acquisition of a small healthcare consulting firm in the United Kingdom. All acquisitions involve a number of risks that could materially adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of acquired operations and personnel, the operating results of the acquired business, the amortization of acquired intangible assets and the potential loss of key employees. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of technologies, businesses and personnel; management's ability to integrate such technologies, businesses or personnel effectively; and management's ability to maintain the corporate culture of the Company. There can be no assurance that the Company will be successful in acquiring or integrating such technologies, businesses or personnel, or that such acquisitions will enhance the Company's business. Any failure by the Company to acquire or successfully integrate desirable technologies, businesses or personnel could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, future acquisitions by the Company may result in the issuances of equity securities which may be dilutive to existing stockholders or the incurrence of indebtedness and amortization expenses related to goodwill and other intangible assets which could adversely affect the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Business--Business Strategy."

    DEPENDENCE ON KEY EMPLOYEES. The Company's performance has depended and will continue to depend upon the continued service of its senior management and certain other key employees of the Company, including certain consulting and technical personnel. The loss of the services of certain of these key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not entered into long-term employment contracts with any of its employees and does not maintain key employee life insurance. See "Business--Business Strategy," "--Service Delivery," and "--Sales and Marketing."

    LIMITED PROTECTION OF PROPRIETARY INFORMATION AND PROCEDURES. The Company's ability to compete effectively depends on its ability to protect its proprietary information, including its proprietary methodologies, research, tools, software code and other information. The Company relies primarily on a combination of copyright and trade secret laws and confidentiality procedures to protect its intellectual property rights. The Company requests that its consultants and employees sign confidentiality agreements and generally limits access to and distribution of its research, methodologies and software codes. There can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent its misappropriation. In addition, the laws of certain countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. The Company is currently expanding the provision of its services to clients in targeted international regions. There can be no assurance that the Company's proprietary information will be protected to the same extent as provided under the laws of the United States, if at all, in those countries in which the Company currently operates or may operate in the future. The unauthorized use of the Company's intellectual property could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims. See "Business--Limited Protection of Proprietary Information and Procedures."

    CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT. Upon completion of this offering, the Company's existing stockholders will beneficially own approximately 11,230,280 shares, or 77.2%, of the outstanding shares of Common Stock (74.7% if the Underwriters' over-allotment option is exercised in full). In particular, upon completion of this offering, James A. Reep, Chairman of the Board, Chief Executive Officer and President of the Company, will own approximately 19.8% of the outstanding shares of Common Stock (19.1% if the Underwriters' over-allotment option is exercised in full). As a result, the Company's existing stockholders, if acting together, will be able to exercise control over or significantly influence matters requiring stockholder approval, including the election of directors, mergers, consolidations and sales of all or substantially all of the assets of the Company. This stockholder control may delay or prevent transactions resulting in a change in control of the Company unless the terms are approved by such stockholders. See "Principal and Selling Stockholders."

    BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS. The primary purpose of this offering is to increase the Company's equity capital. The anticipated net proceeds to the Company from this offering have not been designated for any specific purpose. Therefore, the Board of Directors of the Company will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

    ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters based on several factors, including prevailing market and economic conditions, revenue and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. In addition, the stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of acquisitions by the Company or its competitors, general trends in the industry and overall market conditions and other factors. The market price may also be affected by movements in prices of equity securities in general. Finally, although the Company has sought approval for the Common Stock to be quoted on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained subsequent to this offering. See "Underwriting."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market after the offering hereby could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 14,542,664 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option, and no exercise of outstanding options granted under the Company's stock option plans after December 31, 1997. Of such outstanding shares, the 3,312,384 shares sold in this offering will be available for immediate sale in the public market. The holders of the remaining 11,230,280 shares have entered into agreements ("Lock-Up Agreements") agreeing not to sell such shares for a period of 540 days following the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC; provided, however, that at the end of the first 180 day period following the date of this Prospectus, 10% of such shares will become eligible for sale; at the end of the second 180 day period following the date of this Prospectus, an additional 10% of such shares will become eligible for sale; and the remaining shares will become eligible for sale 540 days after the date of this Prospectus. In addition, as of December 31, 1997, there were options outstanding to purchase an aggregate of 1,029,400 shares of Common Stock under the Company's stock option plans, none of which will be eligible for sale within 180 days following the offering. Following this offering, the Company intends to file a registration statement covering the shares reserved for issuance under the Company's stock option plans and the shares issued upon exercise of such options. See "Shares Eligible for Future Sale."

    ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS. Certain provisions of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company's Certificate of Incorporation and Bylaws provide for a classified board of directors, eliminate the right of stockholders to act by written consent without a meeting, require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting, eliminate cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of the Company's outstanding shares. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Management--Board Composition" and "Description of Capital Stock--Delaware Law and Certain Charter Provisions."

    DILUTION; ABSENCE OF DIVIDENDS. The initial public offering price will be substantially higher than the pro forma net tangible book value per share of Common Stock. Assuming an initial public offering price of $11.00 per share, investors purchasing shares of Common Stock in this offering will incur immediate, substantial dilution of $8.24 per share in the pro forma net tangible book value of Common Stock. Additional dilution will occur upon the exercise of outstanding options. The Company has never declared or paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. The Company's revolving line of credit prohibits the Company from paying dividends in cash, stock or other property. See "Dividend Policy" and "Dilution."

    YEAR 2000. Many experts believe that the world's information systems are not equipped to process the computer change-over to the year 2000, and that the solution will require a large amount of time and resources. If these predictions are accurate, the Company's clients may have to reallocate a significant portion of their consulting and information systems budget away from the Company's services to address this problem. Such reallocation could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's current time and billing systems are not year 2000 compliant. The Company has purchased an upgrade to these systems that will render them year 2000 compliant. The Company expects to begin deployment of this upgrade by June 1998. There can be no assurance that such deployment will begin as planned or, if begun, will be completed in a timely and cost-effective manner.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the importance of attracting and retaining personnel, variability of operating results, potential inability to maintain business relationships, significant investment of resources in marketing, competition in the healthcare consulting and information technology industry, management of the Company's growth, consolidation and cost pressures in the healthcare industry, regulatory and technological change in the healthcare and information technology industries, expansion into international consulting, integration of acquired businesses and personnel, dependence on key employees, limited protection of proprietary information, control by existing stockholders and management and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share are estimated to be $24,700,000 ($29,782,857 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated offering expenses payable by the Company.

    The Company intends to use the net proceeds of this offering primarily for working capital and general corporate purposes. The Company may apply an undetermined portion of the net proceeds from this offering towards the acquisition of complementary businesses or technologies and professional practices with healthcare and information technology expertise. Pending application of the net proceeds of the offering as described above, the Company intends to invest such proceeds in short-term, investment-grade, interest-bearing financial instruments.

    The Company expects that its existing capital resources, including the net proceeds of this offering and interest thereon and its borrowing capacity under its existing credit facility, will be sufficient to satisfy the requirements of its current and planned operations for at least the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never paid a cash dividend on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company's revolving line of credit prohibits the Company from paying dividends in cash, stock or other property. The Company has obtained a waiver of such dividend restriction in order to effect a 4-for-1 stock split in the form of a stock dividend to be distributed to the Company's stockholders prior to effectiveness of this offering.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an actual basis, (ii) on a pro forma basis to reflect the elimination of the Company's obligation to repurchase shares of its Common Stock, and (iii) as adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by the Company. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                         DECEMBER 31, 1997
                                                                                -----------------------------------
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)
Long-term debt, less current portion..........................................  $     262   $     262    $     262
Put obligation related to Common Stock........................................      9,965          --           --
                                                                                ---------  -----------  -----------
Stockholders' equity (1):
  Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares
    issued and outstanding, actual, pro forma and as adjusted.................         --          --           --
  Common stock, $.001 par value; 50,000,000 shares authorized; 12,042,664 shares issued and outstanding, actual and pro forma; 14,542,664 shares
    issued and outstanding, as adjusted.......................................         12          12           15
  Additional paid-in capital..................................................     20,822      20,822       45,519
  Retained earnings...........................................................      4,215       4,215        4,215
  Deferred compensation (2)...................................................     (3,635)     (3,635)      (3,635)
  Unearned ASOP shares (3)....................................................       (853)       (853)        (853)
  Notes receivable--stockholders (4)..........................................     (5,134)     (5,134)      (5,134)
  Put obligations related to Common Stock (5).................................     (9,965)         --           --
                                                                                ---------  -----------  -----------
    Total stockholders' equity................................................      5,462      15,427       40,127
                                                                                ---------  -----------  -----------
      Total capitalization....................................................  $  15,689   $  15,689    $  40,389
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

------------------------

(1) Based on the number of shares outstanding at December 31, 1997. Excludes (i) 797,084 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1997 Equity Incentive Plan with a weighted average exercise price of $5.57 per share, (ii) 84,000 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1997 Non-Employee Directors' Stock Option Plan with a weighted average exercise price of $4.89 per share, and (iii) 148,316 shares of Common Stock issuable upon the exercise of non-qualified stock options with a weighted average exercise price of $5.42 per share. See "Capitalization," "Management--1997 Equity Incentive Plan," "--1997 Non-Employee Directors' Stock Option Plan," and Note H of Notes to Financial Statements.

(2) Reflects the unamortized balance of deferred compensation relating to the grant of stock options at below market prices. See Notes A and H of Notes to the Financial Statements.

(3) Reflects the original cost of unallocated shares held by the ASOP. See Note I of Notes to the Financial Statements.

(4) Certain of the Company's stockholders have purchased shares of Common Stock using promissory notes payable over a maximum of ten years. See "Certain Transactions" and Note D of Notes to the Financial Statements.

(5) The actual amount reflects the obligation of the Company to repurchase shares of Common Stock at either the fair market value of such shares as determined by an independent valuation firm or the original issuance price plus a growth factor relating to such shares. See Notes H and I of Notes to the Financial Statements.

                                    DILUTION

    As of December 31, 1997, the Company had a pro forma net tangible book value of approximately $15.4 million, or $1.28 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities and excluding the obligation of the Company to repurchase shares of its Common Stock, divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the pro forma net tangible book value after December 31, 1997 other than to give effect to the receipt by the Company of the estimated net proceeds from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $40.1 million, or $2.76 per share. This represents an immediate increase in the pro forma net tangible book value of $1.48 per share to existing stockholders and an immediate dilution of $8.24 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.........................             $   11.00
  Pro forma net tangible book value per share before the offering.......  $    1.28
  Increase per share attributable to new investors (1)..................       1.48
                                                                          ---------
Pro forma net tangible book value per share after the offering..........                  2.76
                                                                                     ---------
Dilution per share to new investors.....................................             $    8.24
                                                                                     ---------
                                                                                     ---------

    The following table summarizes, on a pro forma basis as of December 31, 1997, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                                          SHARES
                                                      PURCHASED (1)             TOTAL CONSIDERATION
                                                --------------------------  ---------------------------  AVERAGE PRICE
                                                   NUMBER       PERCENT        AMOUNT        PERCENT       PER SHARE
                                                ------------  ------------  -------------  ------------  -------------
Existing stockholders.........................    12,042,664          83%   $  20,834,000          43%     $    1.73
New investors.................................     2,500,000          17%      27,500,000          57%         11.00
                                                                      --                           --
                                                ------------                -------------
    Total.....................................    14,542,664         100%      48,334,000         100%
                                                                      --                           --
                                                                      --                           --
                                                ------------                -------------
                                                ------------                -------------

------------------------

(1) Based on the number of shares outstanding at December 31, 1997. Excludes (i) 797,084 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1997 Equity Incentive Plan with a weighted average exercise price of $5.57 per share, (ii) 84,000 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1997 Non-Employee Directors' Stock Option Plan with a weighted average exercise price of $4.89 per share, and (iii) 148,316 shares of Common Stock issuable upon the exercise of non-qualified stock options with a weighted average exercise price of $5.42 per share. See "Capitalization," "Management--1997 Equity Incentive Plan," "--1997 Non-Employee Directors' Stock Option Plan," and Note H of Notes to Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1994, 1995, 1996 and 1997 and the consolidated balance sheet data at December 31, 1995, 1996 and 1997 are derived from the Company's consolidated financial statements that have been audited by Grant Thornton LLP, independent certified public accountants, included elsewhere in this Prospectus. The consolidated balance sheet data as of December 31, 1994 is derived from the Company's audited consolidated balance sheet not included in this Prospectus. The selected financial data as of December 31, 1993 and for the year then ended is derived from unaudited consolidated financial data not included in this Prospectus.

                                                                              YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1993       1994       1995       1996       1997
                                                               ---------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenue................................................  $  19,050  $  30,046  $  47,744  $  65,822  $  91,570
  Cost of services...........................................     10,721     16,869     26,518     40,718     53,526
                                                               ---------  ---------  ---------  ---------  ---------
    Gross profit.............................................      8,329     13,177     21,226     25,104     38,044

  General and administrative expenses........................      6,995      9,871     17,517     23,670     31,669
  Compensation expenses related to stock issuances (1).......         --         --        385        588      6,060
                                                               ---------  ---------  ---------  ---------  ---------
    Income from operations...................................      1,334      3,306      3,324        846        315

  Interest income (expense), net.............................         46        (77)       (36)         3        (68)
  Other income, net..........................................         77         32         18         44        119
                                                               ---------  ---------  ---------  ---------  ---------
    Income before income taxes...............................      1,457      3,261      3,306        893        366
  Provision for income taxes.................................        591      1,577      1,423        500      1,900
                                                               ---------  ---------  ---------  ---------  ---------
    Net income (loss)........................................  $     866  $   1,684  $   1,883  $     393  $  (1,534)
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
  Basic and diluted net income (loss) per share (2)(3).......  $    0.06  $    0.15  $    0.19  $    0.04  $   (0.14)
  Shares used in computing basic and diluted net income per
    share....................................................     13,894     11,178      9,761     11,118     11,134

                                                                                   DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1993       1994       1995       1996       1997
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..................................  $   1,675  $   1,335  $   2,075  $     214  $   2,950
  Total assets...............................................      7,950     11,203     20,648     22,812     34,425
  Long-term debt.............................................        643      1,550      3,362      2,692        262
  Total stockholders' equity.................................      1,558      1,710      1,612      3,040      5,462

------------------------------
(1) In connection with the ASOP and certain non-qualified stock options granted to the Company's vice presidents, the Company recognized a non-recurring compensation expense in its consolidated statement of operations. The primary component of this expense relates to the fair market value of 568,000 shares allocated to the Company's employees under the ASOP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes H and I of Notes to Financial Statements.
(2) Excluding compensation expenses relating to stock issuances, basic and diluted net income per share would be $0.22, $0.08 and $0.33, and net income would be $2.1 million, $839,000 and $3.7 million for the years ended December 31, 1995, 1996 and 1997, respectively.
(3) See Note A-9 of Notes to Financial Statements for an explanation of the computation of basic and diluted net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 12 OF THIS PROSPECTUS.

OVERVIEW

    FCG provides information technology and other consulting services to payors, providers and other healthcare organizations in North America and Europe. The Company provided its services to over 360 clients in the year ended December 31, 1997. The Company's services are designed to increase its clients' operations effectiveness in order to reduce cost, improve customer service and enhance the quality of patient care. The Company's services address the increasing need of its clients for healthcare-specific information technology expertise to objectively evaluate, select, implement and manage an optimal set of information systems and infrastructures. The Company's consultants provide this expertise through multi-disciplinary teams specifically formed to provide a unique solution for each client. The Company believes that its success is attributable to its strong relationships with industry-leading clients, the healthcare, technology and consulting expertise of the Company's consultants, and the depth and breadth of its consulting services.

    The Company generates substantially all of its revenue from fees for professional services. The Company typically bills for its services on an hourly, fixed-fee or fixed-fee per month basis as specified by the agreement with a particular client. The Company establishes standard hourly rates for each level of consultant based on several factors including industry and assignment-related experience, technical expertise, skills and knowledge. For services billed on an hourly basis, fees are determined by multiplying the amount of time expended on each assignment by the hourly rate for the consultant(s) assigned to the engagement. Fixed fees are established on a per-assignment or monthly basis and are based on several factors such as the size, scope, complexity and duration of an assignment and the number of consultants required to complete the assignment. Actual hourly or fixed fees for an assignment may vary from the standard or historical rates charged by the Company. For services billed on an hourly basis, the Company recognizes revenue as services are performed. For services billed on a fixed fee basis, the Company recognizes revenue using the percentage of completion method based on the amount of time completed on each assignment versus the projected number of hours required to complete such assignment. Revenue is recorded as incurred at assignment rates net of unplanned adjustments for specific engagements. Unplanned adjustments to revenue are booked at the time they are known. The Company may obtain payment in advance of providing services. These advances are recorded as deferred revenue and reflected as a liability on the Company's balance sheet.

    Cost of services primarily consists of the salaries, bonuses and related benefits of consultants, subcontractor expenses, and the costs of the Company's supplemental executive retirement plan. General and administrative expenses primarily consist of the costs attributable to office space occupancy; investments in the Company's information systems, research and practice support and quality initiatives; salaries and expenses for executive management, financial accounting and administrative personnel; recruiting fees and professional development; and marketing, legal and other professional services.

    In connection with the Company's Associate 401(k) and Stock Ownership Plan ("ASOP") and certain non-qualified stock options granted to the Company's vice presidents, the Company recognizes a compensation expense on its consolidated statement of operations. The non-recurring portion of this compensation expense is reflected in the Company's consolidated statements of operations as compensation expenses related to stock issuances and, for the year ended December 31, 1997, amounted to a non-cash charge of $6.1 million. The non-recurring portion of this expense primarily consists of (i) a compensation expense equal to the fair market value of a one-time allocation of 568,000 shares of Common Stock to employees pursuant to a modification of the ASOP; and (ii) a compensation expense equal to the excess of the average fair market value of the allocated shares of the Common Stock under the ASOP above the cost (plus interest) of shares of the Common Stock required to match employee contributions. The non-recurring portion of the compensation expense related to the ASOP is non-deductible for income tax reporting purposes. Beginning in 1998, the Company plans to grant all stock options at the fair market value and, in connection with the Company's ASOP, to match employee 401(k) contributions with shares of Common Stock based on the fair market value of the shares at the time matching contributions are made.


    The Company's most significant expenses are its human resource and related salary and benefit expenses. Approximately 77% of the Company's employees are consultants, and the salaries and benefits of such consultants are recognized in the Company's cost of services. Non-billable employee salaries and benefits are recognized as a component of general and administrative expenses. The Company's cost of services as a percentage of revenue is directly related to its consultant utilization, which is the ratio of total billable hours to available hours in a given month. The Company manages consultant utilization by monitoring assignment requirements and timetables, available and required skills, and available consultant hours per week and per month. The number of consultants staffed on an assignment will vary according to the size, complexity, duration and demands of the assignment. Assignment terminations, completions and scheduling delays may result in periods in which consultants are not optimally utilized. An unanticipated termination of a significant assignment or an overall lengthening of the sales cycle could result in a higher than expected number of unassigned consultants and could cause the Company to experience lower margins. In addition, the opening of new offices, expansion into new markets, and the hiring of consultants in advance of client assignments have resulted and may continue to result in periods of lower consultant utilization. During the second and third quarters of 1996, the Company experienced a significant decrease in the utilization of billable personnel. This decrease in utilization was primarily attributable to the increased hiring of consultants and a failure by the Company to assign underutilized consultants located in the central United States to projects outside such region. The Company believes that this failure to re-assign underutilized consultants was attributable to certain incentive programs which have since been discontinued. This decrease in utilization, as well as certain infrastructure upgrades, resulted in a decrease in net income in the second and third quarters of 1996. There can be no assurance that such a decrease in utilization or net income will not occur in the future.

    The Company's effective tax rate has varied from period to period due to differences between book and tax deductions associated with certain non-deductible operating expenses, including certain compensation expenses related to the ASOP.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

    NET REVENUE. The Company's net revenue increased to $91.6 million, or 39.1%, for the year ended December 31, 1997 from $65.8 million for the year ended December 31, 1996. This increase was primarily attributable to an increase in revenue from the Company's implementation and integration services and an increase in consultant utilization.

    COST OF SERVICES. Cost of services increased to $53.5 million, or 31.5%, for the year ended December 31, 1997 from $40.7 million for the year ended December 31, 1996. The increase was primarily attributable to an increase in the number of consultants. Cost of services as a percentage of revenue decreased to 58.5% for the year ended December 31, 1997 from 61.9% for the year ended December 31, 1996. This decrease was primarily attributable to increased utilization rates for the Company's consultants during the year ended December 31, 1997. The Company believes that the increase in utilization rates was primarily attributable to the discontinuation of certain incentive programs and the resulting reallocation of billable resources to projects across geographic regions.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $31.7 million, or 33.8%, for the year ended December 31, 1997 from $23.7 million for the year ended December 31, 1996. This increase was primarily attributable to the Company's relocation to a larger corporate facility, expanded marketing initiatives, expansion into the United Kingdom, and continued efforts to enhance and improve the Company's internal infrastructure including upgrades to its management information systems. General and administrative expenses as a percentage of revenue decreased to 34.6% for the year ended December 31, 1997 from 36.0% for the year ended December 31, 1996.



    COMPENSATION EXPENSES RELATED TO STOCK ISSUANCES. Compensation expenses related to stock issuances increased to $6.1 million for the year ended December 31, 1997 from $588,000 for the year ended December 31, 1996. This increase was primarily attributable to a one-time allocation of 568,000 shares of Common Stock to employees pursuant to a modification of the ASOP and a non-recurring compensation expense resulting from the difference between estimated average fair market value and cost of the allocated ASOP shares.


COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

    NET REVENUE. The Company's net revenue increased to $65.8 million, or 37.9%, for the year ended December 31, 1996 from $47.7 million for the year ended December 31, 1995. This increase was primarily attributable to an increase in revenue from implementation and integration services and the expansion of such services to IDNs and health plans.

    COST OF SERVICES. Cost of services increased to $40.7 million, or 53.5%, for the year ended December 31, 1996 from $26.5 million for the year ended December 31, 1995. This increase was primarily attributable to an increase in the number of consultants. Cost of services as a percentage of revenue increased to 61.9% for the year ended December 31, 1996 from 55.5% for the year ended December 31, 1995. This increase was primarily attributable to a significant decrease in utilization rates for consultants located in the central United States. The Company believes that this decrease in utilization was attributable to certain incentive programs which have since been discontinued.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $23.7 million, or 35.1%, for the year ended December 31, 1996 from $17.5 million for the year ended December 31, 1995. This increase was primarily attributable to an increase in the number of non-billable employees and expenses relating to the improvement of the Company's infrastructure. General and administrative expenses as a percentage of revenue decreased to 36.0% for the year ended December 31, 1996 from 36.7% for the year ended December 31, 1995.

    COMPENSATION EXPENSES RELATED TO STOCK ISSUANCES. Compensation expenses related to stock issuances increased to $588,000, or 52.7%, for the year ended December 31, 1996 from $385,000 for the year ended December 31, 1995. This increase was primarily attributable to stock options granted below fair market value in 1996.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

    NET REVENUE. The Company's net revenue increased to $47.7 million, or 58.9%, for the year ended December 31, 1995 from $30.0 million for the year ended December 31, 1994. This increase was primarily attributable to an increase in the number of new assignments and consultants and an increase in the Company's focus on working with IDNs and health plans.

    COST OF SERVICES. Cost of services increased to $26.5 million, or 57.2%, for the year ended December 31, 1995 from $16.9 million for the year ended December 31, 1994. The increase was primarily attributable to an increase in the number of consultants. Cost of services as a percentage of revenue remained relatively constant at 55.5% for the year ended December 31, 1995 from 56.1% for the year ended December 31, 1994.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $17.5 million, or 77.5%, for the year ended December 31, 1995 from $9.9 million for the year ended December 31, 1994. This increase was primarily attributable to an increase in the number of non-billable employees, increased recruiting and training expenses, continued geographical expansion and investments in internal information technology systems. General and administrative expenses as a percentage of revenue increased to 36.7% for the year ended December 31, 1995 from 32.8% for the year ended December 31, 1994.

    COMPENSATION EXPENSES RELATED TO STOCK ISSUANCES. Compensation expenses related to stock issuances was $385,000 for the year ended December 31, 1995. There was no corresponding expense in the prior period. This expense was primarily attributable to stock options granted below fair market value in 1995.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited statements of operations data for the eight quarters ended December 31, 1997, as well as such data expressed as a percentage of the Company's net revenue for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of the Company's management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's annual audited consolidated financial statements and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                QUARTER ENDED
                            --------------------------------------------------------------------------------------
                            MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,
                              1996       1996       1996       1996       1997       1997       1997       1997
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS)
Net revenue...............  $  15,422  $  15,440  $  17,400  $  17,560  $  20,155  $  21,673  $  24,477  $  25,265
Cost of services..........      9,341      9,894     10,925     10,558     12,066     12,659     14,098     14,703
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit............      6,081      5,546      6,475      7,002      8,089      9,014     10,379     10,562
General and administrative
  expenses................      5,305      5,552      6,806      6,007      6,752      7,404      8,648      8,865
Compensation expenses
  related to stock
  issuances...............        128        127        127        206        523        523        815      4,199
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
  operations..............        648       (133)      (458)       789        814      1,087        916     (2,502)
Interest income (expense),
  net.....................          1        (11)        (6)        19        (21)       (27)       (11)        (9)
Other income, net.........          9         12         13         11         91         10          9          9
Provision (benefit) for
  income taxes............        369        (74)      (254)       459        490        593        507        310
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).........  $     289  $     (58) $    (197) $     360  $     394  $     477  $     407  $  (2,812)
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                          PERCENTAGE OF NET REVENUE
                            --------------------------------------------------------------------------------------
Net revenue...............      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of services..........       60.6       64.1       62.8       60.1       59.9       58.4       57.6       58.2
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit............       39.4       35.9       37.2       39.9       40.1       41.6       42.4       41.8
General and administrative
  expenses................       34.4       36.0       39.1       34.2       33.5       34.2       35.3       35.1
Compensation expenses
  related to stock
  issuances...............        0.8        0.8        0.8        1.2        2.6        2.4        3.3       16.6
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
  operations..............        4.2       (0.9)      (2.7)       4.5        4.0        5.0        3.8       (9.9)

Interest income (expense),
  net.....................         --       (0.1)        --        0.1       (0.1)      (0.1)        --         --
Other income, net.........        0.1        0.1        0.1        0.1        0.5        0.1         --         --
Provision (benefit) for
  income taxes............        2.4       (0.5)      (1.5)       2.6        2.4        2.7        2.1        1.2
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).........        1.9%      (0.4)%      (1.1)%       2.1%       2.0%       2.3%       1.7%     (11.1)%
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    A substantial portion of the Company's expenses, particularly personnel and related costs, depreciation, office rent and occupancy costs, are relatively fixed. Certain variable costs are assignment-specific and are billed as incurred. The Company's quarterly operating results may vary significantly in the future depending on a number of factors, many of which are outside the control of the Company. These factors may include: the reduction in size, delay in commencement, interruption or termination of one or more significant engagements or assignments; fluctuations in consultant hiring and utilization; the loss of personnel; the loss of one or more significant clients; the unpredictability of engaging new clients and additional assignments from existing clients; increased competition; write-offs of client billings; consolidation of, and subsequent reduction in the number of, healthcare providers; pricing pressure; the number, timing and contractual terms of significant client engagements; market demand for the Company's services; delays or increased expenses incurred in connection with existing assignments; changes in pricing policies by the Company or its competitors; changes in the Company's business strategies; variability in the number of business days within a quarter; and international currency fluctuations. Due to the foregoing factors, quarterly revenue and operating results are not predictable with any significant degree of accuracy. In particular, the timing between initial client contract and fulfillment of the criteria necessary for revenue recognition can be lengthy and unpredictable, and revenue in any given quarter can be materially adversely affected as a result of such unpredictability. Business practices of clients, such as deferring commitments on new assignments until after the end of fiscal periods, could require the Company to maintain a significant number of under-utilized consultants which could have a material adverse effect on the Company's business, financial condition and results of operations. During the second and third quarters of 1996, the Company experienced a significant decrease in the utilization of billable personnel. Such underutilization was primarily attributable to the increased hiring of consultants and a failure by the Company to assign underutilized consultants located in the central United States to projects outside such region. The Company believes that this failure to re-assign underutilized consultants was attributable to certain incentive programs which have since been discontinued. This decrease in utilization, as well as certain infrastructure upgrades, resulted in a decrease in net income in the second and third quarters of 1996. There can be no assurance that such a decrease in utilization or net income will not occur in the future.

    The Company has experienced and will continue to experience variability in the number of billable days in any quarter. The Company typically experiences a lower number of billable days in the second and fourth quarters of every year. The Company requires attendance at an annual meeting of all of its employees in the second quarter of every year and encourages its employees to take vacation during the December holidays. Variability in the number of billable days may also result from other factors such as vacation days, sick time, paid and unpaid leave and holidays, all of which could produce variability in the Company's revenue and costs. In the event of any downturn in potential clients' businesses or the economy in general, planned utilization of the Company's services may be deferred or canceled, which could have a material adverse effect on the Company's business, financial condition and results of operations. Based on the preceding factors, the Company may experience a shortfall in revenue or earnings from expected levels or otherwise fail to meet expectations of securities analysts or the market in general, which could have a material adverse effect on the market price of the Common Stock. See "Risk Factors--Variability of Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

    During the year ended December 31, 1997, the Company generated cash flow from operations of $8.0 million, of which approximately $2.5 million was generated from depreciation of assets. The Company generated cash flow from operations of $2.2 million and $779,000 for the years ended December 31, 1996 and 1995, respectively. During the year ended December 31, 1997, the Company used cash flow of $3.4 million to purchase property and equipment. Purchase of property and equipment has used cash flow of $3.6 million and $1.9 million for the years ended December 31, 1996 and 1995, respectively. During the year ended December 31, 1997 the Company used cash flow of $529,000 for financing activities. Financing activities used cash flow of $439,000 and provided cash flow of $1.9 million for the years ended December 31, 1996 and 1995, respectively.

    The Company has a revolving line of credit which allows the Company to borrow up to $6.0 million at an interest rate of the prevailing prime rate. The revolving line of credit expires on December 1, 1998. There was a balance of $2.0 million under the line of credit at December 31, 1997. The Company has two term loan facilities ("Term Loan A" and "Term Loan B"). Term Loan A is a $305,000 facility under which approximately $284,000 was outstanding as of December 31, 1997. Term Loan A expires on July 1, 2003. Term Loan B is a $4.0 million facility under which approximately $674,000 was outstanding as of December 31, 1997. A portion of the proceeds from Term Loan B were used to finance the purchase of shares by the ASOP. Term Loan B expires on December 4, 2001. Term Loan A and Term Loan B bear interest at a rate per annum equal to the prevailing prime rate plus 0.5%. All borrowings under the Company's credit facilities are secured by the Company's accounts receivable and other rights to payment, general intangibles and equipment. The line of credit agreement provides that the Company must satisfy certain financial and other covenants regarding tangible net worth, debt ratio and profitability, capital expenditures, merger or transfer of assets, additional indebtedness, dividends, distributions and pledge of assets.

    As a result of this offering, the Company's tax accounting method will change from cash to accrual basis accounting, requiring the Company to pay a deferred tax liability of approximately $6.1 million as of December 31, 1997. The Company expects this tax liability to be paid over a period not exceeding four years.

    Prior to the consummation of this offering, the existing stockholders of the Company, including the ASOP, had the ability to require the Company to repurchase their shares upon the occurrence of certain conditions which were outside the control of the Company. As such, the Company historically reflected the estimated obligations related to these repurchase obligations in its financial statements. In connection with this offering and as of the date upon which this offering is consummated, the Company will no longer be obligated to repurchase any shares of its capital stock from stockholders of the Company. Consequently, the Company does not anticipate any payment with respect to such obligations.

    The Company believes that its existing capital resources, including the net proceeds of this offering and interest thereon and its borrowing capacity under its existing credit facility, will be sufficient to satisfy the requirements of its current and planned operations for at least the next twelve months.

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE, which supersedes APB Opinion 15. SFAS 128 replaces the presentation of primary earnings per share ("EPS") with "Basic EPS" which includes no dilution and is based on weighted average common shares outstanding for the period. Companies with complex capital structures, including the Company, will also be required to present "Diluted EPS" that reflects the potential dilution of securities such as employee stock options to purchase Common Stock. The Company has adopted SFAS 128; such adoption did not have a material effect on the Company's net income (loss) per share.

                                    BUSINESS

OVERVIEW

    FCG provides information technology and other consulting services to payors, providers and other healthcare organizations in North America and Europe. The Company provided its services to over 360 clients in the year ended December 31, 1997. The Company's services are designed to increase its clients' operations effectiveness in order to reduce cost, improve customer service and enhance the quality of patient care. The Company's services address the increasing need of its clients for healthcare-specific information technology expertise to objectively evaluate, select, implement and manage an optimal set of information systems and infrastructures. The Company's consultants provide this expertise through multi-disciplinary teams specifically formed to provide a unique solution for each client. The Company believes that its success is attributable to its strong relationships with industry leading clients, the healthcare, technology and consulting expertise of the Company's consultants, and the depth and breadth of its consulting services.

INDUSTRY BACKGROUND

    The healthcare industry has undergone dramatic change in recent years. Payors and providers are experiencing increased pressure from employers, government agencies and consumers to reduce cost, improve customer service and increase the quality of patient care. These market forces have caused payors to utilize a variety of managed care mechanisms to control cost such as preferred provider organizations, capitation, utilization review, guidelines of care and demand management. In order to implement these mechanisms, payors have invested in information systems that enable their personnel to more effectively manage increasingly complex benefit structures, support care management and improve customer service. In addition, payors have managed costs by shifting the financial risk for care, administrative functions and responsibility for quality initiatives to providers. In response to the shift of these responsibilities from payors, providers have sought to improve their ability to manage reimbursement, administrative and care management functions. Specifically, providers have sought to improve their ability to administer an increasing number of reimbursement methodologies, manage care delivery, measure cost, manage administrative functions and track quality measures across patient populations. The shift in financial risk for care and other responsibilities has caused providers to upgrade their existing information systems and invest in new information systems. Both payors and providers have invested and will continue to invest in information systems to improve their financial, administrative and clinical processes.

    In order to reduce costs, improve efficiency, and provide care across a continuum, providers such as hospitals, acute and ambulatory care centers, physician practices and clinical laboratories are consolidating to form larger healthcare organizations. Physicians are also forming larger group practices and, in many cases, affiliating with practice management organizations that assist them in managing their practices more efficiently. In certain markets, institutional and physician providers are combining to form IDNs that provide a broad spectrum of clinical services across a geographic region. Providers are also combining with payors to more effectively reduce costs, manage care and implement risk sharing programs. In addition, payors are consolidating with other payors to achieve administrative efficiencies, increase geographic coverage and better manage medical expenses.

    Many of the existing information systems used by payor and provider organizations were developed to serve a specific function and to operate within a single entity, such as a hospital or physician group. The information systems of these larger, consolidated organizations must connect and function across a dispersed set of geographic locations, facilities and operations. New and existing information systems must be installed or upgraded and integrated with existing and new information technology platforms to provide financial, administrative and clinical data to users within constituent organizations. These new or upgraded systems must address increasing needs of users to have clinical decision support tools, integrated patient and financial information, managed care contracting and information networking. This trend has created substantial and increasing demand for information technology and related services. Industry sources project the market for healthcare information technology in the United States to be $17.3 billion in 1997 and project the market to grow to $27.9 billion in 2002. Industry sources also estimate the market for healthcare information services in the United States to be $5.6 billion in 1997, growing to $11.6 billion in 2002.

    Payor and provider organizations have found it increasingly difficult to develop, implement and manage comprehensive information technology strategies and systems. Many healthcare organizations lack the human and technical resources necessary to effectively evaluate, select, implement and manage an optimal set of information technology and communication systems, networks and applications. Many of these organizations also lack the human resources necessary to manage such implementations or to train other personnel within the organization to maximize the value of the new system, network or application. These same organizations often require a significant amount of administrative or clinical process improvement which may be difficult to achieve using internal resources. The Company believes that the increasing pressures on payors and providers to decrease costs, improve customer service and enhance the quality of patient care, combined with the complexity of a consolidating industry and the lack of internal technical expertise, have created an opportunity for companies specializing in providing comprehensive information technology solutions to healthcare organizations.

FCG SOLUTION

    FCG provides information technology and other consulting services to payors, providers and other healthcare organizations. The Company's services are designed to increase its clients' operations effectiveness in order to reduce cost, improve customer service and enhance the quality of patient care. Operations effectiveness offers a means to improve the financial, administrative and clinical processes within a client organization. The Company's services address the increasing need for healthcare-specific information technology expertise to objectively evaluate, select, implement and manage an optimal set of systems, networks and applications. The Company's services are provided by the Company's 457 consultants, who collectively have extensive expertise in key healthcare financial, administrative and clinical processes, information technologies and applications. The Company provides this expertise to clients by assembling multi-disciplinary teams which provide comprehensive services across its four principal services: consulting, software implementation, network and application integration and co-management services. The Company's services and consultants are supported by internal research and a centralized information system which provides real-time access to current industry and technology information and project methodologies, experiences, models and tools. The Company believes that its healthcare industry focus, information technology expertise, experienced consultants, and research and practice support enable its clients to reduce cost, improve customer service and enhance the quality of patient care.

BUSINESS STRATEGY

    The Company's objective is to be a leading provider of information technology and other consulting services to the healthcare industry. Key elements of the Company's strategy include:

    RECRUIT AND RETAIN EXPERIENCED PROFESSIONALS. The Company seeks to recruit and retain the most experienced healthcare, information technology and consulting professionals. The Company recruits and retains these professionals by offering a combination of a growing healthcare consulting practice, industry leading clients, intellectually challenging client engagements and professional interaction and growth. The Company supports its consultants through internal research, training and a collaborative, professional environment designed to promote teamwork. The Company believes that this environment encourages the formation of new services and geographic expansion.

    EXPAND RELATIONSHIPS WITH EXISTING CLIENTS. The Company generates a substantial portion of its revenue from existing clients and client referrals and markets its services primarily through its vice presidents. The Company's vice presidents develop strong relationships with senior-level information management and other decision-making personnel at leading healthcare organizations and are therefore positioned to market additional strategic and information technology consulting services to the Company's existing clients. The Company maintains these relationships by successfully completing assignments and meeting client expectations. In particular, the Company believes that by successfully completing strategic plans for new and existing clients, its vice presidents will have significant opportunities to offer other services to these clients, including implementation and integration services. The Company has demonstrated that this strategy leads to additional assignments with its existing clients and referrals to new clients. In providing its services, the Company attains an in-depth understanding of its client's processes and internal information technology and business strategies. Through this understanding, the Company plans to provide operations effectiveness services to a greater portion of its client base. Operations effectiveness services involve assessing, designing and improving financial, administrative and clinical processes.

    DEVELOP STRONG RELATIONSHIPS WITH INDUSTRY LEADING CLIENTS. As the healthcare industry continues to consolidate into a fewer number of larger provider and payor organizations, the Company has developed and will continue to develop strong relationships with IDNs, health plans and leading academic medical centers. The Company focuses its business development efforts toward these organizations due to the high demand for expertise in completing large, enterprise-level information technology and operations effectiveness engagements. The Company also believes that these healthcare organizations can serve as references for new clients, including those in targeted geographic or other markets.

    EXPAND SERVICES OFFERED TO HEALTHCARE ORGANIZATIONS. The Company regularly evaluates the technological trends, products and needs in the healthcare industry and, based on such evaluations, expands its services to meet changing information technology, financial, administrative and clinical needs. The Company believes that a significant opportunity exists for companies that provide highly specialized resources that enable healthcare organizations to rapidly integrate new operations and technologies, manage information, and design and reengineer processes. The Company intends to hire additional professionals and to selectively pursue acquisitions that complement the Company's existing core competencies in information technology planning, integration and implementation, and enterprise-level operations effectiveness consulting. The Company also expects to offer new services such as packaged research regarding information technology applications and related processes.

    EXPAND INTERNATIONALLY IN TARGETED REGIONS. The Company plans to expand its service capabilities in targeted geographic regions such as the United Kingdom, Ireland, Germany, Canada and Mexico. The Company believes there is a significant demand for its services in these countries, particularly in the areas of implementation and operations effectiveness. The Company plans to capitalize on its significant, proven skills in packaged software implementation by continuing to form strategic alliances with systems vendors in selected international markets. The Company intends to expand internationally by recruiting experienced consultants within a region and through the acquisition of complementary professional practices in targeted geographic regions.

SERVICES

    The Company provides information technology and other consulting services to the healthcare industry. The Company's four principal services consist of consulting, software implementation, network and application integration and co-management services. The Company typically is engaged on an assignment-by-assignment basis and assembles client teams from one or more services to match the expertise and service offerings with the overall objectives required by each client and engagement. Many client engagements involve multiple assignments. The Company may assemble several client teams to serve the needs of a single client. The Company provides its services at the client site to senior-level management and other personnel within the client organization.

    CONSULTING SERVICES

    The Company's consulting services primarily consist of strategic planning, operations effectiveness, procurement and contracting, and other services.

    The Company's strategic planning services involve the development of strategic plans for healthcare organizations encompassing one or more of the following areas: the decision to purchase and implement large-scale clinical, patient information or financial applications; the installation and integration of comprehensive communications, network and other information technology systems; systems and information architectures; and organizational and governance structures for information technology departments. The Company believes that its strategic planning services will continue to be the core of the Company's business as it provides a foundation for the introduction of the Company's other services to clients and allows the Company to develop multi-level relationships with its clients. The Company typically provides its strategic planning services on a fixed-fee basis.

    The goal of each strategic plan is to enable the client to maximize the value of its information technology investments and improve operations effectiveness. To ensure that each plan addresses the strategic goals, priorities and needs of the client, the Company's strategic planning process involves the participation of several senior-level management personnel, clinicians, physicians and other user groups within the client organization. The Company collects information regarding the client's business strategies, information technology applications and systems, the capabilities of the client's in-house technical staff and the operational needs of user groups. The Company then identifies several information and infrastructure needs which must be addressed in order to implement the client's business strategies. The Company also develops a series of prioritized recommendations or assignments to be completed by the client during the next three to five years. These recommendations may include such items as the installation of packaged software applications or communication networks, or the use of clinical repositories or outcomes systems. The strategic plan delivered to the client describes the recommendations in detail and typically includes specific information technology alternatives, internal staffing recommendations and implementation schedules and budgets. The Company also assists the client in building consensus with respect to a particular strategic objective or assignment.

    The Company's operations effectiveness services enhance its clients' performance through financial, administrative and clinical process improvement. The Company believes that information technology is the most important element in implementing a successful business process redesign. Through its historic information technology expertise and its emerging enterprise-level operations effectiveness services, the Company provides the full set of skills required to address the increased pressures facing its clients to reduce cost, improve customer service and improve and measure quality of patient care. These services are closely integrated with the Company's implementation and integration services to ensure that clients receive maximum benefit from new systems installations.

    The Company provides information technology procurement and contracting services that assist its clients with rapidly identifying, selecting and contracting for the optimal information technology applications, networks and systems. The Company's procurement and contracting consultants operate independently of hardware and software vendors and accordingly provide objective assessments and recommendations with respect to information technology alternatives and pricing. Using these services, a client can efficiently identify and select an appropriate vendor-based alternative, balance competing interests within the client organization and, in many instances, negotiate price discounts and other terms which may be difficult to achieve without the Company's involvement. The Company does not purchase and resell hardware or software to its clients. The Company's procurement and contracting services support the Company's strategic planning, implementation and integration services by assisting clients in selecting and contracting with vendors who will provide the applications, networks or systems to be installed at the client site. The Company's procurement and contracting services are often provided as part of a client's larger information technology, networking or operational initiatives which may involve the provision of the Company's other services. The Company typically provides its procurement and contracting services on a per-hour basis.

    The Company's consultants typically assess the technical capabilities, specifications and design philosophy of existing products and assist clients in all stages of procurement such as system requirement assessment and definition, procurement planning and management, requests for proposals, vendor evaluation and selection and contract negotiation. The Company's procurement and contracting services include such areas as clinical, patient, financial and managed care systems, claims processing, outcomes systems, local area networks, wide area networks, voice and video systems, electronic messaging, call centers, Internet and web technologies and telemedicine.

    The Company also provides general information management consulting services to its existing clients on an as-needed basis in connection with industry trends and developments, product introductions or changing regulatory requirements. The Company's general consulting services typically are provided directly to senior-level client personnel and involve small-scale, short duration assignments that are important in maintaining strong client relationships.

    SOFTWARE IMPLEMENTATION SERVICES

    The Company provides implementation services for packaged software products utilized by healthcare organizations. These services include project management, installation, interface programming, testing and training services. In providing these services, the Company draws on proven methodologies and its extensive expertise in healthcare processes and information technology to ensure that each implementation is completed efficiently with minimal disruption to clients' operations. The Company's implementation specialists emphasize administrative and clinical process improvement and user training, including technical support staff training, in each engagement. The Company typically provides its implementation services on a fixed-fee per month or per-hour basis.

    Through its implementation services, the Company believes that it enables its clients to maximize the value of each application investment. The Company typically assembles a dedicated, on-site, multi-disciplinary team of consultants to perform each implementation engagement. This team determines implementation schedules and budgets with the client. The Company's implementation specialists may also provide project management, quality assurance or an interface mapping and programming function through which the Company efficiently installs the application and ensures that, once installed, the application will communicate with other applications and networks used by the client. This interface mapping and programming function often requires that the Company develop a considerable amount of additional software code. Training of client personnel involves all aspects of the complete system. The Company has extensive expertise in implementing applications from vendors such as AMISYS Managed Care Systems, Inc., Cerner Corporation, HBO & Company, IDX Systems Corp., Medic Computer Systems, Inc., MedicaLogic, Inc., Meditech, Inc., PHAMIS Inc., PeopleSoft, Inc. and Shared Medical Systems Corporation. The Company believes that its expertise with and independence from application vendors provides clients with an objective, reliable resource to implement these applications.

    NETWORK AND APPLICATION INTEGRATION SERVICES

    The Company designs and develops comprehensive system architectures, infrastructures, interfaces, databases, applications and networks to address the need for information integration and dissemination throughout a healthcare organization. The Company's network and application integration services emphasize scalable architectures and systems that can accommodate an increasing array of functions and features to address a client's emerging information needs. The Company often identifies specific technology and service alternatives for each clinical and operational site within the client organization in the course of each integration plan and engagement. The Company's integration services typically involve the Company's procurement and contracting and implementation services in order to assist the client in acquiring the needed hardware and software and, in some cases, to install the acquired software as part of the integration plan. The Company typically provides its network and application integration services on a fixed fee, per-hour, or fixed-fee per month basis as negotiated in individual client contracts.

    The Company's network and application integration services are typically provided to consolidated healthcare organizations, including IDNs and health plans. Application integration assignments include the implementation of master patient indices, computer-based patient record systems, managed care and medical management systems, physician practice management systems, clinical decision support and data repositories, and data warehouses. Network integration assignments include the development of information, technology and communication architectures and Internet, intranet and desktop messaging systems. Network and application integration engagements involve planning, designing and managing the installation and implementation of hardware and software technologies. These engagements also involve comprehensive site visits and user interviews, application programming and training across multiple levels of a client organization. Often the Company prepares a detailed mapping of physical, technical and operational elements of the integrated applications or networks.

    CO-MANAGEMENT SERVICES

    The Company provides interim staffing for healthcare organizations primarily for senior-level information technology positions such as Chief Information Officers, Directors of Information Systems and information technology department managers. The Company also provides information technology department outsourcing on a temporary or permanent basis as determined by the client. The Company's co-management services emphasize the importance of existing management and other information technology personnel. Accordingly, the Company's personnel work with existing information technology staff to address strategic business, information and technology needs. The Company typically provides its co-management services on a fixed-fee per month basis.

SERVICE DELIVERY

    The Company's services are provided by 457 consultants who collectively have expertise in key healthcare financial, administrative and clinical processes, information technologies and applications. The Company believes that its healthcare industry focus, information technology expertise, experienced consultants, and research and practice support enable its clients to reduce cost, improve customer service and enhance the quality of patient care.

    To ensure client satisfaction, the Company typically assigns a Client Service Executive to each client team. The Client Service Executive's primary responsibility is to establish and maintain long-term relationships with clients. The Client Service Executive regularly communicates with the client to ensure client satisfaction and is also responsible for billing decisions on each assignment. For client engagements with multiple independent assignments, the Company assigns a Delivery Service Executive to each assignment. A Delivery Service Executive has specific technology, process or service line expertise and is responsible for supervising the daily functions of the client team and for ensuring that the team's progress is consistent with the client's objectives and schedule. The Company measures every client's satisfaction through a client satisfaction survey completed at the conclusion of each assignment.

    The Company employs consultants whose individual expertise combines healthcare, information technology and consulting skills. The Company's consultants have developed healthcare-specific expertise in key areas such as financial, administrative and clinical processes, care management, clinical decision support, health plan operations, medical and utilization management, outcomes and performance management, physician practice management, ambulatory care and privacy and confidentiality protection. The Company's consultants also have expertise in implementing, integrating and developing a wide range of information technology and management systems. These systems include packaged software applications, client/server and object-oriented computing technologies, data repositories and data warehousing, electronic commerce and electronic data imaging, networking, web technologies, telemedicine, document management, security and disaster recovery. The Company has expanded its recruiting efforts to ensure that it continues to attract and retain the breadth and depth of skills and expertise necessary to compete successfully in the healthcare consulting industry. The Company recruits and retains its consultants by offering a combination of a growing healthcare consulting practice, industry leading clients, intellectually challenging client engagements and professional interaction and growth.

RESEARCH AND PRACTICE SUPPORT

    The Company's services and consultants are supported by internal research, training and a centralized information system which provides real-time access to current industry and technology information and project methodologies, experiences, models and tools. The Company's principal research and practice support initiatives include the Emerging Practices Group, Professional Development Programs, Scottsdale Institute, KITE and Practice Guilds.

    EMERGING PRACTICES GROUP. The Emerging Practices Group performs industry research and collects, packages and distributes knowledge regarding emerging trends in the healthcare industry. Examples of topics that the Emerging Practices Group has researched are information management practices in emerging IDNs, process design and redesign for cross continuum care management, impact of government legislation, physician integration, Internet and intranet in healthcare, and use of hand-held computing devices. The Company documents research findings, conducts internal and client workshops on these topics, and makes the research available for use in its client engagements.

    PROFESSIONAL DEVELOPMENT AND INCENTIVE PROGRAMS. The Company has instituted several professional development and incentive programs to encourage employee retention and to provide support for the professional growth of all employees. The Company provides training to its employees through an annual four-day educational retreat, as well as ongoing classroom education, computer-based training and external seminars. The Company has programs to educate all new employees about the history, culture and practices of FCG. All employees are required to establish an annual professional development plan for knowledge acquisition, skill development, leadership assessment and training, project management and relationship management. In addition to such programs, the Company encourages equity participation by all employees. All vice presidents must purchase a multiple of their annual salary in Common Stock through the 1994 Restricted Stock Plan, which provides for a ten-year vesting schedule of such stock. See "Management--1994 Restricted Stock Plan and Agreements". All other employees are eligible to participate in the ASOP, which matches 50% of employee contributions with a contribution of Common Stock by the Company. See "Management--Associate 401(k) and Stock Ownership Plan."

    SCOTTSDALE INSTITUTE. The Company's Scottsdale Institute is a membership organization composed of more than 30 healthcare organizations across the United States, typically represented by their Chief Executive Officers, Chief Operating Officers or Chief Information Officers. Membership is by invitation only. The Scottsdale Institute provides its members with a cost-sharing vehicle for information exchange, problem-solving and learning related to improving operations effectiveness through information management. The Emerging Practices Group performs guided research projects in collaboration with three to five of the Scottsdale Institute's member organizations that share common characteristics and information management needs. The Emerging Practices Group delivers research reports and tools to member organizations in areas such as management techniques, organizational models, benchmarking and best practices, methodologies, plans, and vendor information. This research enables the Company to develop practical, applied solutions to problems of leading healthcare organizations and to anticipate service needs of the broader market.

    KNOWLEDGE AND INFORMATION TECHNOLOGY EXCHANGE. The Company's personnel have access to the Company's internal research and to current industry and technology information and project methodologies, experiences, models and tools through KITE. KITE currently houses over 5,000 documents that include industry information, service methodologies and tools, benchmarks and best practice information and other documentation to support the Company's services and consultants. KITE is updated on a continuous basis with information resulting from each engagement, by the Emerging Practices Group, and by the Practice Guilds. The Company believes that this resource allows its consultants to utilize engagement-specific information which improves the quality and content of services delivered to clients while reducing cost of delivery.

    PRACTICE GUILDS. The Company has created an internal Practice Guild structure for purposes of information exchange, retention, and continuous employee education. The Company has the following Practice Guilds:

Clinical Informatics, Operations Effectiveness, Health Plans, Healthcare Delivery, and Administrative Support. Each consultant in the Company is a member of one or more Practice Guilds. The Practice Guilds share information concerning best practices, tools, methodologies, and latest developments in area of expertise. This information sharing is accomplished by a combination of periodic meetings, e-mail, bulletin boards, teleconference, voicemail, and through KITE. The Practice Guilds also provide an interest group for professionals to share experiences and foster better working relationships and teamwork, which in turn support client service and productivity.

CLIENTS

    In 1997, the Company provided services to over 360 clients consisting of providers, payors and other healthcare organizations in North America and Europe. The Company's clients include leading IDNs, health plans, acute care centers, academic medical centers and other organizations. A representative listing of the Company's clients which, in the aggregate, accounted for 43% of the Company's revenues in 1997, is provided below:

                                                ACUTE CARE CENTERS, PHYSICIAN
     INTEGRATED DELIVERY NETWORKS                 ORGANIZATIONS AND CLINICS
---------------------------------------  -------------------------------------------
Allina Health System                     Carle Clinic
Atlantic Health System                   Children's Hospital (Boston)
Baylor Health Care System                Children's Hospital (Columbus)
Catholic Healthcare West                 Lahey Hitchcock Clinic
Erlanger Health System                   MedPartners, Inc.
Henry Ford Health System                 Mount Sinai Medical Center (New York)
Inova Health Systems                     Northwest Hospital (Seattle)
Partner's Health Care System             PhyCor/Straub Clinic and Hospital
Sentara Health Care System               Rehabilitation Institute (Chicago)
Unity Health System                      St. Luke's Episcopal Hospital (Houston)


             HEALTH PLANS                         ACADEMIC MEDICAL CENTERS
---------------------------------------  -------------------------------------------
Aetna Health Plans                       Loyola University Medical Center
Blue Cross Blue Shield (Michigan)        Northwestern Memorial Hospital
Blue Cross Blue Shield (Tennessee)       UCSF/Stanford Health Care
Great West Life                          University of Alabama Medical Center
Health Partners (Alabama)                University of Massachusetts Medical Center
Humana HealthPlan                        University of Miami School of Medicine
Kaiser Permanente                        University of Missouri Hospitals and Clinic
Mercy Health System (Michigan)           University of Pennsylvania Medical Center
                                         University of Texas M.D. Anderson Cancer
PacifiCare Health Systems                  Center
Rocky Mountain Healthcare Corporation    University Medical Center, Tucson
Sloans Lake Managed Care                 Vanderbilt University Medical Center

    On December 31, 1996, the Company entered into a collaborative agreement for a period of three years with Premier, Inc. ("Premier"), a leading healthcare industry association of approximately 2,000 hospitals and healthcare delivery organizations. Under the agreement, the Company and Premier agree to collaborate in marketing information management consulting services to Premier member organizations. Premier members constitute approximately 33% of the nation's non-federal government owned hospitals. The firm also has an exclusive agreement with Voluntary Hospitals of America, Inc. ("VHA"), an association of approximately 1,500 hospitals and healthcare delivery organizations. Under the agreement, which terminates in May, 1998, the Company acts as the exclusive consulting delivery arm for information management consulting services sold by

VHA to its member organizations. These agreements provide the Company with potential assignments, particularly with small and mid-sized healthcare provider organizations.

SALES AND MARKETING

    The Company generates a substantial portion of its revenue from existing clients and client referrals and markets its services primarily through its vice presidents. The Company's vice presidents develop strong relationships with senior-level information management and other decision-making personnel at leading healthcare organizations, and are therefore positioned to market additional strategic and information technology consulting services to the Company's existing clients. The Company maintains these relationships by successfully completing assignments and meeting clients' expectations. In particular, the Company believes that by successfully completing strategic plans for new and existing clients, its vice presidents will have significant opportunities to offer implementation and integration services to these clients. The Company has demonstrated that this strategy leads to expanded opportunities with its clients and referrals to new clients. In providing its services, the Company attains an in-depth understanding of its client's processes and internal information technology and business strategies. Through this understanding, the Company plans to provide operations effectiveness services to a greater portion of its client base. Operations effectiveness services involve assessing, designing and improving financial, administrative and clinical process. The Company's vice presidents and practice directors allocate a significant portion of their time to business development and related activities. The Company also employs six specialists who are responsible for new business development with targeted clients.

    The Company is frequently engaged to provide multiple services throughout several phases of a client's information technology system lifecycle, including planning, procurement and contracting, implementation, integration and management. As a result of this involvement, the Company's personnel often develop an in-depth understanding of the client's systems and capabilities and develop strong relationships with personnel within the client organization. These relationships provide the Company with significant opportunities to undertake additional assignments for each client.

    In addition to generating assignments from existing clients, the Company attracts new clients through its targeted marketing activities. The Company's marketing activities include public speaking, publishing, press releases and trade show participation. The Company also maintains research reports and "white papers" on its web site, along with other Company and industry information. The Company's marketing staff produces a number of sales support tools including presentations, article reprints, descriptions of the Company's services and case studies.

INTERNATIONAL OPERATIONS

    The Company has provided its consulting, implementation and integration services to clients in Canada, Germany, Ireland, Mexico and the United Kingdom, and maintains offices in Dublin, Ireland and London and Macclesfield, United Kingdom. On January 13, 1998, the Company completed the acquisition of a small healthcare consulting firm in the United Kingdom. The Company believes that select international acquisitions will enhance its ability to effectively serve clients in targeted international markets.

    The Company intends to expand its international consulting services, which will require a significant amount of management's attention and the Company's human and financial resources. The Company may establish additional international operations and hire additional personnel. There can be no assurance that the Company will be able to successfully recruit and retain the necessary number of highly skilled consultants in each country in which it intends to conduct its operations. Any inability to recruit and retain such employees could impair the Company's ability to expand internationally and may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to establish international market demand for its services. The Company's international business may be subject to a variety of risks, including the difficulty of tailoring its services to individual countries' healthcare market needs, currency fluctuations, potentially longer payment cycles, potential difficulties in collecting international accounts receivable, the enforcement of contractual obligations and intellectual property rights, potentially adverse tax consequences, increased costs associated with maintaining international marketing efforts, costs of localizing services in international markets, adverse changes in regulatory requirements and possible economic downturns outside of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international operations and, consequently, on its business, financial condition and results of operations.

COMPETITION

    The market for healthcare information technology consulting is intensely competitive, rapidly evolving and highly fragmented. The Company has competitors that provide some or all of the services provided by the Company. The Company competes for strategic consulting services and co-management services with international consulting firms, regional and specialty consulting firms and the consulting groups of international accounting firms such as KPMG Peat Marwick LLP, Ernst & Young LLP, Deloitte & Touche LLP, Coopers & Lybrand L.L.P. and Andersen Consulting. In its implementation and integration services, the Company competes with information system vendors such as HBO & Company, Inc., Shared Medical Systems Corporation and Integrated Systems Solution Corporation, a division of International Business Machines Corporation; service groups of computer equipment companies; systems integration companies such as Electronic Data Systems Corporation, Perot Systems Corporation, CAP Gemini America, Inc. and Computer Sciences Corporation; clients' internal information management departments; and other healthcare consulting firms such as DAOU Systems, Inc., Superior Consultant Holdings Corporation and Diamond Technology Partners Incorporated. Many of the Company's competitors have significantly greater financial, human and marketing resources than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer demands, or to devote greater resources to the development, promotion, sale and support of their products and services than the Company. In addition, as healthcare organizations become larger and more complex, the Company's larger competitors may be better able to serve the needs of such organizations. There can be no assurance that the Company will be able to attract and retain the personnel or to dedicate the financial resources necessary to serve these resulting organizations.

    The Company believes that it competes primarily on the basis of the quality of its services; however, its clients may become increasingly price-sensitive as competitive pricing pressures increase. Large information technology companies have, in the past, offered strategic planning services at a substantial discount as an incentive to utilize their implementation services, and software and hardware vendors may provide discounted implementation services for their products. These competitors may in the future discount such services more frequently or offer such services at no charge. There can be no assurance that the Company will be able to compete for price-sensitive clients on the basis of its current pricing or cost structure, or that the Company will be able to lower its prices or costs in order to compete effectively. Furthermore, many of the Company's competitors have long-standing business relationships with key personnel at healthcare organizations which could prevent or delay the Company from expanding its client base. While the Company believes that it has been able to compete successfully on the basis of the quality and range of its services and the accumulated expertise of its consultants, there can be no assurance that the Company will be able to compete effectively with current and future competitors or that competitive pressures faced by the Company will not cause the Company's revenue or operating margins to decline or otherwise materially adversely affect its business, financial condition and results of operations.

LIMITED PROTECTION OF PROPRIETARY INFORMATION AND PROCEDURES

    The Company's ability to compete effectively depends on its ability to protect its proprietary information, including its proprietary methodologies, research, tools, software code and other information. The Company relies primarily on a combination of copyright and trade secret laws and confidentiality procedures to protect its intellectual property rights. The Company requests that its consultants and employees sign confidentiality agreements and generally limits access to and distribution of its research, methodologies and software codes. There can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent its misappropriation. In addition, the laws of certain countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. The unauthorized use of the Company's intellectual property could have a material adverse effect on the Company's business, financial condition or results of operations. The Company believes that its systems and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, that third parties will not assert infringement claims against the Company in the future or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims.

EMPLOYEES

    As of December 31, 1997, the Company had 591 employees, 49 of whom were vice presidents. The Company's vice presidents are stockholders of the Company and are responsible for new business development, client relationships, company leadership, service delivery and the long-term strategy of the Company. The Company believes that its relationship with its employees is good.

FACILITIES

    The Company's headquarters is located in approximately 24,000 square feet of leased office space in Long Beach, California. The Company also leases an aggregate of approximately 83,000 square feet of office space in the following cities: Oakland, California; Morristown, New Jersey; Bethesda and Baltimore, Maryland; New York City, New York; Tampa, Florida; Detroit and Okemos, Michigan; Houston and Dallas, Texas; Boston, Massachusetts; Pittsburgh, Pennsylvania; Chicago, Illinois; Atlanta, Georgia; Seattle, Washington; Denver, Colorado; Dublin, Ireland; and London and Macclesfield, United Kingdom. The Company believes these facilities are adequate to meet its needs for the next twelve months.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in claims or litigation that arise in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings which, if decided adversely to the Company, would have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of December 31, 1997, are as follows:

NAME                                      AGE      POSITION
------------------------------------      ---      --------------------------------------------------------------------------
James A. Reep.......................          46   Chairman of the Board, Chief Executive Officer and President
Steven Heck.........................          50   Executive Vice President, Practice and Director
Luther J. Nussbaum..................          50   Executive Vice President, Worldwide Practice Support and Director
Thomas A. Reep......................          42   Vice President, Finance and Chief Financial Officer
Richard N. Kramer...................          44   Vice President and Managing Director, East Region
Roy A. Ziegler......................          35   Vice President and Managing Director, West Region
Don M. Tompkins.....................          54   Vice President and Managing Director, Implementation Services
Michael R. Gorsage..................          46   Vice President and Managing Director, Network Integration Services
Frank I. Mueller....................          49   Vice President and Managing Director, International
Erica L. Drazen.....................          51   Vice President and Managing Director, Emerging Practices
Roy W. Walters......................          51   Vice President and Managing Director, Quality Improvement
Paula K. Cowan......................          55   Vice President, Human Resources
Stanley R. Nelson (1)(2)............          71   Director
Steven Lazarus (1)..................          66   Director
Stephen E. Olson (1)(2).............          56   Director
Scott S. Parker.....................          62   Director
Jack O. Vance (2)...................          73   Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    JAMES A. REEP co-founded the Company in 1980 and has served as Chairman of the Board since December 1987 and Chief Executive Officer and President since March 1991. Mr. Reep is a member of the Board of Directors of New Era of Networks, Inc., which develops packaged solutions for application integration. Mr. Reep also serves as a director of First Consulting Group (UK) Ltd., First Consulting Group (Ireland) Ltd., and the Scottsdale Institute, subsidiaries of the Company, and several non-profit organizations. From 1977 to 1980, Mr. Reep was a consultant at Arthur Andersen. Mr. Reep is the brother of Thomas A. Reep, Chief Financial Officer of the Company. Mr. Reep received a B.A. from California State University, Long Beach and an M.B.A. from the University of Chicago.

    STEVEN HECK has served the Company as Executive Vice President, Practice since April 1995 and as a director since April 1997. Mr. Heck served as Vice President, Practice from April 1991 to March 1995. From 1990 to 1991, Mr. Heck served as Chief Information Officer of Evangelical Health Systems. Mr. Heck served the Company as Vice President, Midwest Region from May 1987 to December 1989. Prior to joining the Company, Mr. Heck was the Managing Partner of the Great Lakes Health Care Practice at Price Waterhouse LLP from 1985 to 1987.

    LUTHER J. NUSSBAUM has served the Company as Executive Vice President, Worldwide Practice Support since April 1995 and has been a director since November 1997. Prior to joining the Company Mr. Nussbaum was the President of Nussbaum & Associates, a strategic and information consulting firm, from 1993 to 1995. From 1989 to 1993, Mr. Nussbaum served as President and Chief Executive Officer of Evernet Systems, Inc., a national network systems integration company. From 1986 to 1989, Mr. Nussbaum was the President and Chief Operating Officer of Ashton-Tate Corp., a microcomputer software development company. Mr. Nussbaum serves as a director of First Consulting Group (UK) Ltd. and First Consulting Group (Ireland) Ltd., subsidiaries of the Company, and four private entrepreneurial companies. Mr. Nussbaum received a B.A. from Rhodes College and an M.B.A. from Stanford University.

    THOMAS A. REEP has served the Company as Vice President, Finance and Chief Financial Officer since May 1980. Prior to joining the Company, Mr. Reep was an accountant with Ernst & Young from 1977 to 1980. Mr. Reep is a certified public accountant in the State of California. Mr. Reep serves as a director of a non-profit organization. Mr. Reep is the brother of James A. Reep, Chairman, Chief Executive Officer and President of the Company. Mr. Reep received a B.S. and an M.B.A. from California State University, Long Beach.

    RICHARD N. KRAMER has served the Company as Vice President and Managing Director, East Region since July 1995. Mr. Kramer served as Vice President, East Region from January 1995 to June 1995. Prior to joining the Company, Mr. Kramer was the National Partner for the Healthcare Information Technology Practice at KPMG Peat Marwick LLP from 1994 to 1995 and served in other capacities from 1983 to 1993. Mr. Kramer received a B.A. from The Johns Hopkins University and an M.B.A. from Columbia University Graduate School of Business.

    ROY A. ZIEGLER has served the Company as Vice President and Managing Director, West Region since January 1996. Mr. Ziegler served as Vice President of Managed Care from November 1993 to December 1995. Prior to joining the Company, Mr. Ziegler was the Practice Director of the Health Management Initiative in the Pacific Region at Andersen Consulting from 1992 to 1993 and served in other capacities from 1984 to 1991. Mr. Ziegler received a B.S. from Pepperdine University.

    DON M. TOMPKINS has served the Company as Vice President and Managing Director, Implementation Services since January 1994. Mr. Tompkins served as Vice President from April 1993 to December 1996. Prior to joining the Company, Mr. Tompkins was a General Manager of Network Computing Tools for Texas Instruments Incorporated from 1990 to 1996. Mr. Tompkins received a B.S. from Chaminade University of Honolulu.

    MICHAEL R. GORSAGE has served the Company as a Vice President and Managing Director, Network Integration Services since May 1991. Prior to joining the Company, Mr. Gorsage was the National Director of Communications Technologies Consulting Services at Price Waterhouse LLP from 1989 to 1991 and served in other capacities from 1984 to 1987. Mr. Gorsage received a B.S. from Northeast Louisiana University and an M.B.A. from the University of Tampa.

    FRANK I. MUELLER has served the Company as Vice President and Managing Director, International since January 1997. Mr. Mueller served as Vice President from January 1988 to December 1996 and joined the Company as a Practice Director in November 1986. Prior to joining the Company, Mr. Mueller was the President of Health Serv, a clinical decision support systems company, from 1981 to 1985. Mr. Mueller received a B.A. from the University of Southern California and an M.A. from California State University, Long Beach.

    ERICA L. DRAZEN has served the Company as Vice President and Managing Director, Emerging Practices since September 1995, and served as a director from April 1997 to December 1997. Prior to joining the Company, Ms. Drazen was the Vice President and Director of the Healthcare Information Systems Practice at Arthur D. Little, Inc. from 1990 to 1995 and served in other capacities from 1969 to 1989. Ms. Drazen received a B.S. from Tufts University, an M.S. from Massachusetts Institute of Technology and an Sc.D. from the Harvard School of Public Health.

    ROY W. WALTERS has served the Company as Vice President and Managing Director, Quality Improvement since June 1996 and served as a director from April 1997 to December 1997. Mr. Walters served as Vice President from March 1992 to May 1996. Prior to joining the Company, Mr. Walters was a consultant in the Healthcare Group at Andersen Consulting from 1975 to February 1992. Mr. Walters received a B.A. from Cornell University and an M.H.A. from Duke University.

    PAULA K. COWAN has served the Company as Vice President, Human Resources since March 1996. Prior to joining the Company, Ms. Cowan was a consultant for Meek and Associates, a strategic compensation and performance management consulting firm, from 1992 to 1996 and served as Vice President of Human Resources for Ashton-Tate Corp. from 1986 to 1992. Ms. Cowan received a B.A. and an M.A. from California State University, Long Beach.

    STANLEY R. NELSON has served the Company as a director since April 1997. From 1993 to August 1997, Mr. Nelson was the President of the Center for Clinical Integration, Inc., the predecessor of the Scottsdale Institute, a subsidiary of the Company. Since 1988, Mr. Nelson has been an independent healthcare consultant to various organizations. Prior to 1988, Mr. Nelson served as the President and Chief Executive Officer of the Henry Ford Healthcare Corp. in Detroit, Michigan and, prior to that, the Abbott-Northwestern Hospital in Minneapolis, Minnesota. Mr. Nelson currently serves as a director of the Scottsdale Institute, a subsidiary of the Company. Mr. Nelson received a B.S. and an M.H.A. from the University of Minnesota.

    STEVEN LAZARUS has served the Company as a director since April 1997. Since 1986, Mr. Lazarus has served as a senior principal of various venture capital funds associated with ARCH Venture, including President and Chief Executive Officer of ARCH Development Corporation and Managing Director of ARCH Venture Partners. From 1986 to 1994, Mr. Lazarus served as the Associate Dean of the Graduate School of Business of the University of Chicago. He currently serves as a director of Amgen Inc., a biotechnology company, Primark Corporation, an information services company, Illinois Superconductor Corporation, which develops radio frequency equipment for the wireless communication industry, and New Era of Networks, Inc., which develops packaged solutions for application integration. Mr. Lazarus received a B.A. from Dartmouth College and an M.B.A. from the Harvard University Graduate School of Business.

    STEPHEN E. OLSON has served the Company as a director since April 1997. Since 1988, Mr. Olson has served as Chairman of the Board of The Olson Company, a developer of landmark residential communities within urban environments. Since 1992, Mr. Olson has also served as Chairman of the Board of Flowline, Inc., a high-technology company specializing in intelligent sensors and controls. Mr. Olson serves as a director of several private companies. Mr. Olson received a B.A. from the University of Redlands and an M.B.A. from Pepperdine University.

    SCOTT S. PARKER has served the Company as a director since November 1997. He has served as the President and Chief Executive Officer of Intermountain Health Care since 1975. Mr. Parker serves as a director of First Security Corporation MMI Companies, Inc., a community and commercial bank, and Questar Corporation, a natural gas and energy services holding company. Mr. Parker received a B.A. from the University of Utah and an M.H.A. from the University of Minnesota.

    JACK O. VANCE has served the Company as a director since April 1997. Mr. Vance is the Managing Director of Management Research, Inc., a management consulting firm. From 1973 to 1989, Mr. Vance was the Managing Partner of the Los Angeles office of McKinsey & Company and served on the Executive Committee of the firm's Board of Directors from 1962 to 1989. Mr. Vance serves as a director of International Rectifier Corporation, a supplier of power semiconductor components, Semtech Corporation, a manufacturer of analog semiconductor products, and several private companies. Mr. Vance received a B.S. from the University of Louisville and an M.B.A. from the Wharton School of the University of Pennsylvania.

BOARD COMPOSITION

    The Company currently has authorized 8 directors. In accordance with the terms of the Company's Certificate of Incorporation, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Stephen Olson and Steven Heck, the Class II directors are Stanley R. Nelson, Luther J. Nussbaum and Jack O. Vance and the Class III directors are Scott S. Parker, Steven Lazarus and James A. Reep. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Certificate of Incorporation provides that holders of two-thirds of the Common Stock must vote to approve the removal of a director without cause.

BOARD COMMITTEES

    The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with, and reviews the services provided by, the Company's independent auditors. The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans.

DIRECTOR COMPENSATION

    The Company currently provides annual cash compensation in the amount of $10,000 to directors for services in such capacity. Directors are also reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Directors receive automatic grants of nonstatutory stock options under the 1997 Non-Employee Directors' Stock Option Plan and are eligible for grants of nonstatutory stock options under the 1997 Equity Incentive Plan. Currently, each non-employee director is required to purchase and hold shares with an aggregate fair market value equal to the annual fees paid to the directors under the Non-Employee Director Restricted Stock Plan. See "--1997 Equity Incentive Plan," "--1997 Non-Employee Directors' Stock Option Plan," and "--Non-Employee Director Restricted Stock Plan and Agreements."

EXECUTIVE COMPENSATION

    The following table sets forth certain information for the year ended December 31, 1997, regarding the compensation of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose salary and bonus for such year were in excess of $100,000 on an annualized basis (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             ANNUAL COMPENSATION(1)
                                                                             ----------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                                                    SALARY      BONUS     COMPENSATION
---------------------------------------------------------------------------  ----------  ----------  -------------
James A. Reep
  Chief Executive Officer and President....................................  $  370,000  $  120,435   $    47,634(2)(3)
Steven Heck
  Executive Vice President, Practice.......................................     335,000     109,043       171,425(3)(4)
Luther J. Nussbaum
  Executive Vice President, Worldwide Practice Support.....................     315,000     127,533        49,009(3)
Don M. Tompkins
  Vice President and Managing Director, Implementation Services............     315,000     110,250        57,328(3)
Richard W. Kramer
  Vice President and Managing Director, East Region........................     315,000      99,225        44,560(3)
Roy A. Ziegler
  Vice President and Managing Director, West Region........................     315,000      99,725        51,111(3)

------------------------

(1) In accordance with Securities and Exchange Commission (the "Commission") rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Reflects a premium of $28,674 paid by the Company for a life insurance policy of which Mr. Reep is the beneficiary.

(3) Includes imputed interest on interest-free loans by the Company to each of the Named Executive Officers (except Mr. Reep) for the purchase of shares of Common Stock under the 1994 Restricted Stock Plan, as amended; supplemental executive retirement plan contributions made on behalf of each of the Named Executive Officers (except Mr. Reep); and an allocation of 1,000 shares to each of the Named Executive Officers' accounts under the ASOP at an aggregate valuation of $7,443 per Named Executive Officer. Also includes the Company's 50% matching contribution of Common Stock under the ASOP for the account of Messrs. Reep, Heck, Nussbaum, Tompkins, Kramer and Ziegler with an estimated valuation of $11,517, $11,347, $11,517, $10,620, $11,202 and
    $11,517, respectively. See "Certain Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Management--Associate 401(k) and Stock Ownership Plan" and "--Supplemental Executive Retirement Plan.".

(4) Includes $90,700 in relocation expenses paid by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

    There were no stock options granted to Named Executive Officers for the year ended December 31, 1997.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

    The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1997. No Named Executive Officer held options at December 31, 1997.

                                                                                         SHARES
                                                                                       ACQUIRED ON      VALUE
NAME                                                                                   EXERCISE (#) REALIZED ($) (1)
-------------------------------------------------------------------------------------  -----------  --------------
James A. Reep........................................................................          --              --
Steven Heck..........................................................................      47,272         493,047
Luther J. Nussbaum...................................................................          --              --
Don M. Tompkins......................................................................          --              --
Richard N. Kramer....................................................................     123,920       1,292,486
Roy A. Ziegler.......................................................................          --              --

------------------------

(1) Value realized is based on an assumed initial public offering price of $11.00 per share of Common Stock, although at the time of grant the fair market value of the Common Stock was determined by the Board of Directors to be $4.76 per share. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise and do not indicate that the optionee sold such stock.

1997 EQUITY INCENTIVE PLAN

    The Company's 1997 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors on August 22, 1997, and was approved by the Company's stockholders on January 15, 1998. There are currently 1,600,000 shares of Common Stock authorized for issuance under the Incentive Plan. The Incentive Plan provides for the grant of incentive stock options to employees (including officers and employee-directors) and nonstatutory stock options, restricted stock purchase awards, stock appreciation rights and stock bonuses ("stock awards") to employees, directors and consultants. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. The Incentive Plan is administered by the Board of Directors or a committee appointed by the Board which determines recipients and types of stock awards to be granted, including the exercise price, number of shares subject to the stock award and the exercisability thereof.

    The term of the stock options granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant, and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Incentive Plan vest at a rate of 20% on the first anniversary of the option grant and 1/60th every month thereafter. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, provided that a nonstatutory stock option granted after the Company becomes publicly traded may be transferable if so provided in the option agreement, and provided further that an optionee may designate a beneficiary who may exercise the option following the optionee's death. Generally, an optionee whose employment or other service relationship with the Company and its affiliates terminates for any reason (other than by death or permanent and total disability) may exercise his or her option in the three-month period following such termination (unless such option expires sooner by its terms). Options generally may be exercised for up to 18 months or 12 months after an optionee's employment or other service relationship with the Company and its affiliates terminates due to death or disability, respectively (unless such options expire sooner by their terms).

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any of the affiliates of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. The options, or portions thereof, which exceed this limit are treated as nonstatutory stock options. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full (or vested in the case of restricted stock awards) shall again become available for the grant of awards under the Incentive Plan. The Board of Directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.

    Stock awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement are transferable only upon the terms and conditions set forth in the stock award agreement and the stock awarded pursuant to such an agreement remains subject to the agreement.

    Upon a Change in Control of the Company (as defined below), the surviving or acquiring corporation may assume outstanding stock awards under the Incentive Plan or substitute similar stock awards. If it does so, but the holder's service is either voluntarily terminated with good reason or is involuntarily terminated without cause (as defined in the Incentive Plan) within one month before, or 13 months after, the Change in Control, both the vesting and the exercisability of the holder's stock award will accelerate. If the surviving or acquiring corporation refuses to assume or to substitute for outstanding stock awards, then (1) both the vesting and exercisability of stock awards held by persons still serving the Company or an affiliate (whether as an employee, director or consultant) will accelerate before a Change in Control, and (2) all stock awards will terminate if not exercised after such acceleration but before a Change in Control in which there is a surviving or acquiring corporation. "Change in Control" means a dissolution, liquidation, or sale of all or substantially all of the Company's assets, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately before the merger are converted by virtue of the merger into other property, or the date that at least 50% of the Board is not composed of the incumbent Board on August 22, 1997, as well as directors whose election or nomination was approved by a vote of at least 50% of that incumbent Board.

    As of December 31, 1997, no shares of Common Stock had been issued upon the exercise of options granted under the Incentive Plan, options to purchase 945,400 shares of Common Stock at a weighted average exercise price of $5.55 were outstanding and 654,600 shares remained available for future grant. The Incentive Plan will terminate on August 21, 2007 unless terminated earlier by the Board of Directors. As of December 31, 1997, no stock bonuses or restricted stock awards have been granted under the Incentive Plan.

1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The Board of Directors adopted the 1997 Non-Employee Directors' Stock Option Plan (the "Director Option Plan") on August 22, 1997, and the stockholders approved the Director Option Plan on January 15, 1998. The Director Option Plan provides for the automatic grant to non-employee directors of the Company of options to purchase shares of Common Stock. The Director Option Plan is administered by the Board, unless the Board delegates administration to a committee. An aggregate of 200,000 shares of Common Stock has been reserved for issuance under the Director Option Plan, subject to adjustment in the event of certain capital changes.

    On August 22, 1997, each non-employee director was automatically granted an option for 20,000 shares, 1/5 of which will vest on August 21, 1998 and 1/60 of which will vest each month thereafter. Each person who is first elected as a non-employee director after August 22, 1997 will automatically receive an option for 4,000 shares, which will vest at the rate of 1/12 each month. In addition, on January 1, 1998 and each January 1 thereafter, each non-employee director will automatically receive an option for 4,000 shares, which will also vest at the rate of 1/12 each month. If the non-employee director continues to serve the Company or an affiliate, whether in the capacity of a director, an employee or a consultant, the option will continue to vest and be exercisable. If the optionee's service is either voluntarily terminated with good reason or is involuntarily terminated without cause (as defined in the Director Option Plan) upon a Change in Control (as defined below), both the vesting and exercisability of the options will accelerate.

    The option is not transferable except by will, by the laws of descent and distribution, pursuant to a domestic relations order or to the spouse, children, lineal ancestors and lineal descendants of the optionee (or to a trust or limited liability company or partnership created solely for the benefit of the optionee and the foregoing persons). Although the option is exercisable during the lifetime of the optionee only by the optionee or a permitted transferee, the optionee may designate a third party who, in the event of the death of the optionee, will be entitled to exercise the option. Options granted under the Director Option Plan expire 10 years after the date of grant and have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. If the optionee's service to the Company or an affiliate terminates, vesting will stop but the optionee may exercise the option (to the extent it remains exercisable) for 18 months if termination is due to death, or for 12 months in all other circumstances.

    Upon a Change in Control of the Company, the surviving or acquiring corporation may assume outstanding options under the Director Option Plan or substitute similar options. If it does so but the optionee's service is either voluntarily terminated with good reason or is involuntarily terminated without cause (as defined in the Director Option Plan) within one month before, or 13 months after, the Change in Control, both the vesting and the exercisability of the optionee's option will accelerate. If the surviving or acquiring corporation refuses to assume or to substitute for outstanding options, then (1) both the vesting and exercisability of options held by optionees still serving the Company or an affiliate will accelerate, and (2) all options will terminate if not exercised after such acceleration but before the Change in Control where there is a surviving or acquiring corporation.

    As of December 31, 1997, no shares of Common Stock had been issued upon the exercise of options granted under the Director Option Plan, options to purchase 84,000 shares of Common Stock at a weighted average exercise price of $4.89 per share were outstanding and 116,000 shares remained available for future grant. The Director Option Plan will terminate on August 21, 2007 unless terminated earlier by the Board of Directors.

1994 RESTRICTED STOCK PLAN AND AGREEMENTS

    On December 15, 1997 the Board of Directors adopted an amendment to the 1994 Restricted Stock Plan (as amended, the "1994 Plan") and form of Restricted Stock Agreement ("RSA"). The stockholders approved the 1994 Plan and RSAs on January 15, 1998. The 1994 Plan provides a mechanism for the purchase and sale of Common Stock by its vice presidents. The 1994 Plan is administered by the Company's Board of Directors or a committee appointed by the Board.

    Under the 1994 Plan, the Company has entered into RSAs with each of its vice presidents. The 1994 Plan and RSAs provide that each person, upon becoming a vice president of the Company, must purchase and hold a specific minimum number of shares of Common Stock. Vice presidents at Levels I and II are required to purchase and hold that number of shares equal to one times the vice president's base salary divided by the then-current fair market value of the Common Stock. Vice presidents at Levels III and IV are required to purchase and hold that number of shares equal to two times the vice president's base salary divided by the then-current fair market value of the Common Stock. Prior to the completion of this offering, the fair market value of the Common Stock is determined by reference to a report prepared for the Company by an independent valuation firm. After the consummation of this offering, the fair market value of the Common Stock will be determined by reference to the closing selling price of the Common Stock on the Nasdaq National Market.

    Shares purchased under the RSAs are subject to a 10-year vesting period beginning the date upon which an individual becomes a vice president and continuing upon the completion of each year of service for such vice president. Automatic acceleration of such vesting occurs upon death or permanent disability of a vice president and upon certain changes in ownership of the Company. Partial acceleration of vesting may also occur upon the vice president attaining the age of 59. Shares purchased after consummation of this offering are fully vested upon purchase.

    Under the terms of the RSAs, the Company retains a repurchase right with respect to unvested shares, unless such termination is due to death, disability or changes in control of the Company. Pursuant to this right, the Company may repurchase unvested shares at the original issuance price plus a growth factor. The growth factor is equal to the average interest rate compounded quarterly which the Company pays to a commercial lending institution in a calendar quarter (the "Growth Factor"). In the event the Company has no borrowings for a particular quarter, then the Growth Factor shall be the prime rate on the first day of the quarter, as announced in the Wall Street Journal or if the Wall Street Journal discontinues such announcements, then it shall be the prime rate as announced by Bank of America. Shares acquired under RSAs which a vice president needs in order to satisfy minimum shareholding requirements or which are encumbered are nontransferable, with the exception of transfers for certain estate planning and charitable gift purposes. In addition, the RSAs provide that, under certain circumstances and upon attaining a certain age, a vice president may sell a portion, but not all, of his or her shares to other vice presidents or to the Company. The Company may also repurchase vested shares from a departing vice president if he or she competes with the Company and/or profits from the sale of Common Stock within six months of such competition. Upon completion of this offering, a vice president may sell unencumbered shares of Common Stock on the public market, subject to the continued satisfaction of the minimum shareholding requirements. Vice presidents pay the purchase price of the shares by means of non-recourse and recourse non-interest bearing promissory notes.

    The RSAs also contain non-competition and non-solicitation provisions which apply generally to the vice president's employment with the Company and which continue to bind the vice president even after repurchase of all shares by the Company; provided, however, that such provisions may be superseded by an employment agreement entered into between the Company and the vice president.

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN AND AGREEMENTS

    On August 22, 1997, the Board of Directors adopted the Non-Employee Director Restricted Stock Plan (the "Director Stock Plan") and form of Non-Employee Director Restricted Stock Agreement ("Director RSA"). The stockholders approved the Director Stock Plan and Director RSA on January 15, 1998. The Director Stock Plan is administered by the Company's Board of Directors or a committee appointed by the Board of Directors.

    The Company has entered into Director RSAs with each of its non-employee directors. The Director RSAs provide that each person, upon becoming a non-employee director of the Company, must purchase a minimum number of shares of Common Stock. Currently, each non-employee director is required to purchase and continue to hold shares of Common Stock with an aggregate fair market value equal to $10,000, the current annual cash compensation payable for services as a non-employee director. Common Stock purchased under the Director RSAs is fully vested upon purchase.

    Under the terms of the Director RSAs, prior to effectiveness of this offering, the Company retains a repurchase right with respect to all Common Stock upon the termination of a non-employee director's service with the Company. Pursuant to such right, the Company may repurchase all shares of Common Stock at the then-current market value. Common Stock acquired under Director RSAs is nontransferable, with the exception of transfers for certain estate-planning and charitable gift purposes. In addition, the Director RSAs provide that under certain circumstances, a non-employee director may sell a portion, but not all, of his or her Common Stock to other non-employee directors, officer/stockholders of the Company or to the Company. The Company may pay the purchase price either entirely in cash or a combination of cash and a promissory note. All other purchasers must pay cash for the purchase price. Upon effectiveness of this offering, a non-employee director may sell unencumbered Common Stock in the public market, subject to the continued satisfaction of the minimum shareholding requirements.

ASSOCIATE 401(K) AND STOCK OWNERSHIP PLAN

    The Associate 401(k) and Stock Ownership Plan (the "ASOP"), as amended, was adopted effective December 1, 1995. The ASOP covers all employees of the Company and affiliates of the Company designated by the Company's Board of Directors, excluding any union employees unless their coverage is bargained for, and excluding non-resident aliens without U.S. source earned income. ASOP participation commences automatically for newly eligible employees on semiannual entry dates.

    Under the ASOP, participants may elect to reduce their current compensation by up to the lesser of 15% of such compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the ASOP. In addition, the Company may make contributions to the ASOP on behalf of participants. Company contributions may be matching contributions allocated based on each participant's compensation reduction contributions, discretionary profit sharing contributions allocated based on each participant's compensation, or "first share contributions" allocated to some or all participants on a per capita basis.

    The ASOP is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the ASOP, and income earned thereon are not taxable until withdrawn and so that contributions by the Company, if any, will be deductible by the Company when made. Participants become vested in Company contributions under two graded vesting schedules, so that matching and first share contributions are fully vested after five years of service and profit sharing contributions are fully vested after seven years of service. The ASOP is a leveraged employee stock ownership plan. The ASOP borrowed $4.0 million from a third-party financial institution (the "ASOP Loan") to purchase 1,429,848 shares of Common Stock in 1995. The shares of Common Stock so purchased were placed in a suspense account under the ASOP from which they are released and allocated to participants accounts' as the ASOP Loan is repaid. Any or all Company contributions may be used to repay the ASOP Loan.

    In 1996, the Company made matching contributions and first share contributions to the ASOP sufficient to provide a 50% matching contribution and a first share contribution of 200 shares of Common Stock for each participant who was employed by the Company on January 1, 1996 or became employed by the Company thereafter. In 1997, the Company will make a matching contributions and per capita contributions sufficient to provide (i) a 50% matching contribution and (ii) a per capita contribution of 1,000 shares of Common Stock to be allocated to the account of each participant who is employed by the Company on November 26, 1997. All 1996 and 1997 Company contributions were used to repay the ASOP Loan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    On January 1, 1994 the Company adopted the Supplemental Executive Retirement Plan (the "SERP"). The SERP was amended on January 1, 1996. The SERP is administered by the Board of Directors or a committee appointed by the Board of Directors.

    Participants in the SERP are those executive officers at the vice president or higher level of seniority who are eligible to participate in the 1994 Plan and who are selected by the Board of Directors or a committee appointed by the Board of Directors to participate. The Board of Directors or a committee appointed by the Board of Directors may also designate other officers for participation in the compensation reduction portion of the SERP. Participation is conditioned on the submission of a completed enrollment form. SERP participation terminates when a participant ceases to be a stockholder of the Company, provided that a former stockholder who continues as an officer may continue to participate in the compensation reduction portion of the SERP.

    Participants may make fully vested compensation reduction contributions to the SERP, subject to a maximum deferral of 10% of annual base salary. The Company may make a voluntary contribution for any year in an amount determined by the Board to the account of SERP participants (the "FCG Contribution"). FCG Contributions vest 10% for each year of service (with up to 5 years service credit for participants who were vice presidents on January 1, 1994), provided that FCG Contributions fully vest upon a Change in Control of the Company or upon a participant's death, disability or attainment of age 65.

    Compensation reduction contributions and FCG Contributions are contributed to an irrevocable grantor trust, under which accounts are maintained for each participant, and are invested in investment subaccounts of variable universal life insurance policies. A participant's SERP account is distributed to the participant (or his or her beneficiaries) upon the participant's death, disability or termination of employment, in forms and at times that vary based on the event triggering the distribution and elections made by the participant. The Company has the right to terminate the SERP at any time.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company expects to enter into indemnification agreements with each of its directors and executive officers.

    The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a director's liability to the Company or its stockholders may not be limited with respect to any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws such as the federal securities laws or state or federal environmental laws.

    There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

    The Company and its vice presidents have entered into certain agreements relating to the issuance of the Company's securities. Under the provisions of the 1994 Plan, the Company's vice presidents have entered into RSAs that require each vice president to purchase a minimum number of shares of Common Stock. Shares of Common Stock are purchased under the RSAs at a price per share equal to the then-prevailing market value for shares of Common Stock as determined by an independent valuation firm. On and prior to July 30, 1997, the Company also provided certain of its vice presidents with non-qualified stock options to purchase shares of Common Stock based on the number of shares purchased under the RSAs. These options were granted with exercise prices below the then-prevailing market value for shares of Common Stock as determined by an independent valuation firm. In connection with the RSAs and stock option agreements entered into between the Company and its vice presidents the Company has, from time to time, made certain loans to its vice presidents equal to the following: (i) the aggregate purchase price for shares of Common Stock purchased by a vice president under the 1994 Plan; (ii) the aggregate exercise price for stock options exercised by a vice president in connection with the 1994 Plan; and (iii) the aggregate amount of medicare and income taxes payable by a vice president as a result of the exercise of stock options granted in connection with the 1994 Plan. The promissory notes evidencing such loans are generally non-recourse, non-interest bearing, and have a stated term of ten years. The Company records a compensation expense and the Company's vice presidents recognize income on the imputed interest attributable to these notes. Shares of Common Stock purchased under the RSAs or pursuant to the exercise of stock options, for which purchase or exercise a loan was granted, are pledged as security for the outstanding principal amounts of the loans. Upon the consummation of this offering, each vice president is required to pledge that number of shares having a market value equal to 120% of the amount remaining due under the loans. The RSAs require the Company's vice presidents to repay the outstanding principal amounts of such loans at the greater of (i) one-tenth (1/10) of the face amount of such loans, and (ii) one-half ( 1/2) of the vice presidents' net after tax annual bonus. The Company's vice presidents may repay the outstanding principal amounts in advance without penalty. As of December 31, 1997, all of the outstanding options under these arrangements have been exercised and the outstanding aggregate principal amount under these loans equaled approximately $9.3 million. In the future, the Company plans to grant all stock options at market value and to match employee 401(k) contributions with shares of Common Stock based on the market value of the shares at the time of grant.

    The Company has an ongoing, non-contractual business relationship with First Ticket Travel, whose sole proprietor is Fatima Reep, the wife of James A. Reep, Chairman of the Board, Chief Executive Officer and President of the Company. For the year ended December 31, 1997, the Company has purchased travel services from First Ticket Travel in the amount of approximately $124,000.

    The Company entered into a consulting agreement with Stanley R. Nelson on September 1, 1997. The agreement provides that Mr. Nelson will be paid up to a maximum of $11,115 per month, for consulting services related to the administration of and strategic planning for the Scottsdale Institute.

    The Company intends to enter into indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and officers.

    The Company believes that the foregoing transactions were in its best interest. As a matter of policy the transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 31, 1997, and as adjusted to reflect the sale of Common Stock offered hereby by: (i) each stockholder who is known by the Company to own beneficially more than 5% of Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company; (iv) each stockholder of the Company who is selling shares of Common Stock in this offering ("Selling Stockholder"); and (v) all directors and executive officers of the Company as a group. Unless otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                               SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                               OWNED PRIOR TO THE      NUMBER OF       OWNED AFTER THE
                                                                  OFFERING (1)          SHARES          OFFERING (1)
                                                             -----------------------     BEING     -----------------------
5% STOCKHOLDERS, NAMED EXECUTIVE OFFICERS AND DIRECTORS        NUMBER      PERCENT      OFFERED      NUMBER      PERCENT
-----------------------------------------------------------  ----------  -----------  -----------  ----------  -----------
James A. Reep (2)..........................................   3,200,000        26.6%     320,000    2,880,000        19.8%
FCG Enterprises, Inc. Associate 401(k) and Stock Ownership
  Plan (3).................................................   1,589,544        13.2           --    1,589,544        10.9
Brent A. Hanson (4)........................................   1,020,000         8.5      102,000      918,000         6.3
Thomas A. Reep (5).........................................     722,072         6.0       64,000      658,072         4.5
Frank I. Mueller...........................................     335,440         2.8       33,544      301,896         2.1
Roy A. Ziegler (6).........................................     230,684         1.9           --      230,684         1.6
Steven Heck (7)............................................     213,756         1.8       21,376      192,380         1.3
Richard N. Kramer (8)......................................     185,880         1.5       18,588      167,292         1.2
Luther J. Nussbaum (9).....................................     150,132         1.2       15,012      135,120           *
Stanley R. Nelson..........................................       2,100           *           --        2,100           *
Steven Lazarus.............................................       2,100           *           --        2,100           *
Stephen E. Olson...........................................       2,100           *           --        2,100           *
Jack O. Vance..............................................       2,100           *           --        2,100           *
Scott S. Parker............................................       1,344           *           --        1,344           *
All executive officers and directors as a group (17
  persons) (3)(10).........................................   5,712,640        47.4      502,964    5,209,676        35.8

OTHER SELLING STOCKHOLDERS
-----------------------------------------------------------
G. Brian May...............................................     383,984         3.2       38,400      345,584         2.4
Raeford A. Bell (11).......................................     301,584         2.5       30,160      271,424         1.9
Pamela J. Garrison (12)....................................     286,864         2.4       28,688      258,176         1.8
James E. D'Itri (13).......................................     265,088         2.2       26,508      238,580         1.6
Patricia A. Lowery.........................................     256,000         2.1       25,600      230,400         1.6
Joseph M. Casper (14)......................................     197,576         1.6       19,756      177,820         1.2
Don M. Tompkins (15).......................................     168,264         1.4       16,828      151,436         1.0
Mark S. Gross (16).........................................     148,672         1.2       10,000      138,672           *
Louis F. Nicholson.........................................     146,552         1.2       14,656      131,896           *
Michael R. Gorsage (17)....................................     136,160         1.1       13,616      122,544           *
Bruce G. Lemon (18)........................................      75,836           *        5,004       70,832           *
Michael T. Krouse (19).....................................      72,264           *        4,648       67,616           *
Daniel S. Herman (20)......................................      72,260           *        4,000       68,260           *

------------------------

 * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 12,042,664 shares of Common Stock outstanding as of December 31, 1997 and 14,542,664 shares of Common Stock outstanding after completion of this offering. Certain shares are subject to repurchase at the original issuance price plus a growth factor. The growth factor is equal to the average interest rate compounded quarterly which the Company pays to a commercial lending institution in a calendar quarter (the "Growth Factor"). In the event the Company has no borrowings for a particular quarter, then the Growth Factor shall be the prime rate on the first day of the quarter, as announced in the Wall Street Journal or if the Wall Street Journal discontinues such announcements, then it shall be the prime rate as announced by Bank of America.

 (2) The business address of the named stockholder is c/o First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, CA 90802. Of the shares held, 2,880,000 are held by the Reep Family LLC of which Mr. Reep is the Managing Member, and 320,000 are held by The Reep Family Inter Vivos Trust, a Revocable Trust, dated October 12, 1993, of which Mr. Reep is a trustee.

 (3) The business address of the named stockholder is c/o First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, CA 90802. The shares are held by Union Bank as trustee of the ASOP. The Company allocates shares of Common Stock as matching contributions to certain of its executive officers. These executive officers have the right to acquire the fair market value of the stock allocated to their respective accounts upon termination of employment. Such stockholder also has the right to vote such shares of Common Stock allocated under the ASOP with respect to the approval or disapproval of any Company merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction. Of the shares held by the ASOP, 9,180 shares have been allocated to the accounts of the following named executive officers: Steven Heck (1,520 shares), Richard N. Kramer (1,500 shares), Frank I. Mueller (1,540 shares), James A. Reep (1,540 shares), Thomas A. Reep (1,540 shares) and Roy A. Ziegler (1,540 shares). All other executive officers as a group have been allocated a total of 9,280 shares.

 (4) The business address of the named stockholder is c/o First Consulting Group, Inc., 6903 Rockledge Drive, Suite 920, Bethesda, MD 20817. The shares are held by The Brent A. Hanson Inter Vivos Trust dated March 24, 1995, of which Mr. Hanson is trustee.

 (5) The business address of the named stockholder is c/o First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, CA 90802. The shares are held by The Reep Family Inter Vivos Trust, dated May 27, 1992, of which Mr. Reep and his wife, Patricia A. Reep, are trustees. Of the shares held, 82,072 are unvested shares as of March 1, 1998. Of such unvested shares, 41,036 are subject to repurchase by the Company at a price equal to $2.38 per share plus the Growth Factor and 41,036 shares are subject to repurchase by the Company at a price equal to $4.76 per share plus the Growth Factor.

 (6) Of the shares held, 138,411 are unvested shares as of March 1, 1998. Of such unvested shares, 33,994 are subject to repurchase by the Company at a price equal to $0.44 per share plus the Growth Factor, 27,629 are subject to repurchase by the Company at a price equal to $0.53 per share plus the Growth Factor, 51,192 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor, and 25,596 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

 (7) Of the shares held, 21,376 are unvested shares as of March 1, 1998. Of such unvested shares, 8,000 are subject to repurchase by the Company at a price equal to $0.22 per share plus the Growth Factor, 6,285 are subject to repurchase by the Company at a price equal to $0.53 per share plus the Growth Factor, 4,727 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor and 2,364 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

 (8) Of the shares held, 130,116 are unvested as of March 1, 1998. Of such unvested shares, 86,744 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor and 43,372 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

 (9) The shares are held by The Nussbaum Family Trust, a Revocable Living Trust dated March 2, 1992, of which Mr. Nussbaum is a trustee. Of the shares held, 105,093 are unvested shares as of March 1, 1998. Of such unvested shares, 70,062 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor and 35,031 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

(10) Of the shares held, 848,887 are unvested shares as of March 1, 1998. In general, such unvested shares are subject to repurchase by the Company at a price equal to the original purchase price plus the Growth Factor.

(11) Of the shares held, 30,159 are unvested shares as of March 1, 1998. Of such unvested shares, 16,000 are subject to repurchase by the Company at a price equal to $0.14 per share plus the Growth Factor, 8,000 are subject to repurchase by the Company at a price equal to $0.17 per share plus the Growth Factor, 3,159 are subject to repurchase by the Company at a price equal to $0.53 per share plus the Growth Factor, 2,000 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor and 1,000 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

(12) The shares are held by the Steven Scott Levin and Pamela Jane Garrison Revocable Trust of 1993 of which Ms. Garrison is a trustee. Of the shares held, 86,060 are unvested as of March 1, 1998. Of such unvested shares, 48,000 are subject to repurchase by the Company at a price equal to $0.14 per share plus the Growth Factor, 24,000 are subject to repurchase by the Company at a price equal to $0.17 per share plus the Growth Factor, 5,060 are subject to repurchase by the Company at a price equal to $0.53 per share plus the Growth Factor, 6,000 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor and 3,000 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

(13) Of the shares held, 159,053 are unvested shares as of March 1, 1998. Of such unvested shares, 144,000 are subject to repurchase by the Company at a price equal to $0.14 per share plus the Growth Factor, 14,400 are subject to repurchase by the Company at a price equal to $0.44 per share plus the Growth Factor and 653 are subject to repurchase by the Company at a price equal to $0.53 per share plus the Growth Factor.

(14) Of the shares held, 138,306 are unvested shares as of March 1, 1998. Of such unvested shares, 53,380 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor, 29,118 are subject to repurchase by the Company at a price equal to $2.38 per share plus the Growth Factor, 26,690 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor and 29,118 are subject to repurchase by the Company at a price equal to $4.76 per share plus the Growth Factor.

(15) Of the shares held, 84,132 are unvested shares as of March 1, 1998. Of such unvested shares, 9,504 are subject to repurchase by the Company at a price equal to $0.53 per share plus the Growth Factor, 49,752 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor and 24,876 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

(16) Of the shares held, 104,073 are unvested shares as of March 1, 1998. Of the unvested shares, 64,367 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor, 13,001 are subject to repurchase by the Company at a price equal to $1.13 per share plus the Growth Factor, 13,704 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor and 13,001 are subject to repurchase by the Company at a price equal to $2.83 per share plus the Growth Factor.

(17) Of the shares held, 40,848 are unvested shares as of March 1, 1998. Of such unvested shares, 24,000 are subject to repurchase by the Company at a price equal to $0.22 per share plus the Growth Factor, 4,800 are subject to repurchase by the Company at a price equal to $0.44 per share plus the Growth Factor, 8,448 are subject to repurchase by the Company at a price equal to $0.53 per share plus the Growth Factor, 2,400 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor and 1,200 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor.

(18) The shares are held by the Bruce G. Lemon Inter Vivos Trust dated April 20, 1994, of which Mr. Lemon is a trustee. Of the shares held, 53,086 are unvested shares as of March 1, 1998. Of such unvested shares, 23,352 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor, 11,676 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor and 18,058 are subject to repurchase by the Company at a price equal to $7.44 per share plus the Growth Factor.

(19) Of the shares held, 50,586 are unvested shares as of March 1, 1998. Of the unvested shares, 21,684 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor, 10,842 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor and 18,060 are subject to repurchase by the Company at a price equal to $7.44 per share plus the Growth Factor.

(20) Of the shares held, 50,584 are unvested shares as of March 1, 1998. Of the unvested shares, 21,684 are subject to repurchase by the Company at a price equal to $0.57 per share plus the Growth Factor, 10,842 are subject to repurchase by the Company at a price equal to $2.80 per share plus the Growth Factor and 18,058 are subject to repurchase by the Company at a price equal to $7.44 per share plus the Growth Factor.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

    As of December 31, 1997, there were 12,042,664 shares of Common Stock outstanding held of record by 51 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, $.001 par value, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and employees, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The Company's Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Company's Certificate of Incorporation also provides for a classified Board and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Management--Board Composition."

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of this offering, based on the number of shares outstanding as of December 31, 1997, the Company will have outstanding an aggregate of 14,542,664 shares of Common Stock assuming (i) the issuance by the Company of 2,500,000 shares of Common Stock offered hereby and (ii) no exercise of the Underwriters' over-allotment option to purchase 496,858 shares of Common Stock. Of these shares, 3,312,384 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder.

    The remaining 11,230,280 shares held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the provisions of Rules 144 and 701 as well as the vesting requirements of the RSAs, additional shares may be available for sale in the public market pursuant to the terms of lock-up agreements as follows: (i) no restricted securities will be eligible for immediate sale on the effective date of this offering; (ii) 1,123,028 restricted securities will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements; (iii) an additional 1,123,028 restricted securities will be eligible for sale 360 days after the date of this Prospectus upon expiration of the lock-up agreements; and (iv) an additional 8,984,224 restricted securities will be eligible for sale 540 days after the date of this Prospectus upon expiration of the lock-up agreements. Each of the Company's vice presidents is required to purchase and maintain a minimum number of shares of Common Stock. In addition, shares of Common Stock held for a period longer than one (1) year after receipt of payments in respect of installment loans used to purchase such restricted securities become eligible for sale under Rule 144 upon the expiration of the Company's right of repurchase with respect of such shares.

    The stockholders of the Company have agreed with the representatives of the Underwriters for a period of 540 days after the date of this Prospectus, that they will not, directly or indirectly, offer, sell, contract to sell or grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock, without the prior written consent of Hambrecht & Quist LLC; provided, however, that at the end of the first 180-day period following the date of this Prospectus, 10% of such shares will become eligible for sale; at the end of the second 180-day period following the date of this Prospectus an additional 10% of such shares will become eligible for sale; and the remaining shares will become eligible for sale 540 days after the date of this Prospectus. Hambrecht & Quist LLC, in its sole discretion and at any time without notice, may release all or any portion of the securities subject to the 540-day lock-up agreement. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such 180-day period.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted securities that were not acquired from the Company or an affiliate of the Company within the previous one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 145,426 shares immediately after this offering) or (ii) the average weekly trading volume of Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns restricted securities is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above; provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company.

    As of December 31, 1997, there were options outstanding to purchase an aggregate of 1,029,400 shares of Common Stock under the Company's stock option plans, none of which will be eligible for sale within 180 days following the offering. An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with public information, volume and notice provisions of Rule 144.

    The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Incentive Plan, the Director Option Plan, the 1994 Plan and the Director Stock Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, Hambrecht & Quist LLC, BancAmerica Robertson Stephens and UBS Securities LLC (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common
Stock:

                                                                                      NUMBER
NAME                                                                                OF SHARES
----------------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC.............................................................
BancAmerica Robertson Stephens....................................................
UBS Securities LLC................................................................
                                                                                    ----------
  Total...........................................................................
                                                                                    ----------
                                                                                    ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow and such dealers may reallow a
concession not in excess of $     per share to certain other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 496,858 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The existing stockholders of the Company, who will own in the aggregate 11,230,280 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 540-day period following the date of this Prospectus; provided, however, that at the end of the first 180-day period following the date of this Prospectus, 10% of such shares will become eligible for sale; at the end of the second 180-day period following the date of this Prospectus, an additional 10% of such shares will become eligible for sale; and the remaining shares will become eligible for sale 540 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such 180-day period.

    Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenue and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

    Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

    The financial statements of FCG Enterprises, Inc. d.b.a. First Consulting Group as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are summaries of such contracts and documents. All material elements of such contracts or documents required to be disclosed in this Prospectus are disclosed. Potential investors are encouraged to refer to the copy of such contract or document filed as an exhibit to the Registration Statement.

For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........................................................         F-2

FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS..............................................................................         F-3

  CONSOLIDATED STATEMENTS OF OPERATIONS....................................................................         F-4

  CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY................................................         F-5

  CONSOLIDATED STATEMENTS OF CASH FLOWS....................................................................         F-6

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................         F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
FCG Enterprises, Inc.

    We have audited the accompanying consolidated balance sheets of FCG Enterprises, Inc. and its subsidiaries (d.b.a. First Consulting Group) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FCG Enterprises, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Los Angeles, California
January 17, 1998, except for Note K
as to which the date is
             , 1998.

--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon completion of the 4-for-1 stock split described in Note K to the financial statements.

/s/ GRANT THORNTON LLP


Los Angeles, California
January 17, 1998

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                YEAR ENDED DECEMBER 31,
                                                                                           ---------------------------------
                                                                                                    1997
                                                                                           ----------------------
                                                                                                         ACTUAL      1996
                                                                                            PRO FORMA   ---------  ---------
                                                                                           -----------
                                                                                           (UNAUDITED)
                                                           ASSETS
Current assets
  Cash and cash equivalents..............................................................   $   2,950   $   2,950  $     214
  Accounts receivable, less allowance of $500 and $83 in 1997 and 1996, respectively.....      11,846      11,846      7,803
  Work in process........................................................................       8,030       8,030      7,117
  Prepaid expenses.......................................................................         821         821      1,067
  Income tax receivables.................................................................       1,114       1,114         --
  Current portion of notes receivable--stockholders......................................         328         328        184
                                                                                           -----------  ---------  ---------
    Total current assets.................................................................      25,089      25,089     16,385
Notes receivable--stockholders (Note D)..................................................       1,368       1,368        454
Property and equipment
  Furniture, equipment, and leasehold improvements.......................................       1,874       1,874      1,040
  Information systems equipment..........................................................       9,040       9,040      6,565
                                                                                           -----------  ---------  ---------
                                                                                               10,914      10,914      7,605
Less accumulated depreciation and amortization...........................................       5,641       5,641      3,286
                                                                                           -----------  ---------  ---------
                                                                                                5,273       5,273      4,319
Other assets
  Executive Benefit Trust (Note G).......................................................       2,506       2,506      1,264
  Other..................................................................................         189         189        390
                                                                                           -----------  ---------  ---------
                                                                                                2,695       2,695      1,654
                                                                                           -----------  ---------  ---------
    Total assets.........................................................................   $  34,425   $  34,425  $  22,812
                                                                                           -----------  ---------  ---------
                                                                                           -----------  ---------  ---------
                                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Line of credit.........................................................................   $   2,000   $   2,000  $      --
  Current portion of long-term debt (Note B).............................................         871         871        670
  Accounts payable.......................................................................         735         735      1,646
  Accrued liabilities....................................................................       2,219       2,219        931
  Accrued vacation.......................................................................       1,923       1,923      1,368
  Deferred revenue.......................................................................         391         391         --
  Customer advances......................................................................       1,965       1,965         --
  Deferred income taxes (Note C).........................................................       5,679       5,679      4,218
                                                                                           -----------  ---------  ---------
    Total current liabilities............................................................      15,783      15,783      8,833
Non-current liabilities
  Long-term debt, net of current portion (Note B)........................................         262         262      2,692
  Supplemental executive retirement plan (Note G)........................................       2,506       2,506      1,264
  Deferred income taxes (Note C).........................................................         447         447        140
  Other..................................................................................          --          --        185
                                                                                           -----------  ---------  ---------
                                                                                                3,215       3,215      4,281
Commitments and contingencies (Notes E and G)............................................          --          --         --
Put obligation related to ASOP and capital stock (Notes H and I).........................          --       9,965      6,658
Stockholders' equity
  Preferred Stock, $.001 par value; 10,000,000 shares authorized, no shares issued and
    outstanding..........................................................................          --          --         --
  Common Stock, $.001 par value; 50,000,000 shares authorized, 12,042,664 and 10,696,120
    shares issued and outstanding at December 31, 1997 and 1996, respectively............          12          12         11
  Additional paid-in capital.............................................................      20,822      20,822     11,539
  Retained earnings......................................................................       4,215       4,215      5,749
  Deferred compensation--stock incentive agreements (Notes A and H)......................      (3,635)     (3,635)    (2,333)
  Unearned ASOP shares (Note I)..........................................................        (853)       (853)    (3,225)
  Notes receivable--stockholders (Note D)................................................      (5,134)     (5,134)    (2,043)
  Put obligation related to ASOP and capital stock (Notes H and I).......................          --      (9,965)    (6,658)
                                                                                           -----------  ---------  ---------
    Total stockholders' equity...........................................................      15,427       5,462      3,040
                                                                                           -----------  ---------  ---------
    Total liabilities and stockholders' equity...........................................   $  34,425   $  34,425  $  22,812
                                                                                           -----------  ---------  ---------
                                                                                           -----------  ---------  ---------


        The accompanying notes are an integral part of these statements.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Net revenue......................................................................  $  91,570  $  65,822  $  47,744
Cost of services.................................................................     53,526     40,718     26,518
                                                                                   ---------  ---------  ---------
    Gross profit.................................................................     38,044     25,104     21,226

General and administrative expenses..............................................     31,669     23,670     17,517

Compensation expenses related to stock issuances (Note H)........................      6,060        588        385
                                                                                   ---------  ---------  ---------
    Income from operations.......................................................        315        846      3,324
                                                                                   ---------  ---------  ---------
Other income
  Interest income................................................................        245        245        172
  Interest expense...............................................................       (313)      (242)      (208)
  Other income, net..............................................................        119         44         18
                                                                                   ---------  ---------  ---------
    Income before income taxes...................................................        366        893      3,306

Provision for income taxes.......................................................      1,900        500      1,423
                                                                                   ---------  ---------  ---------
    Net income (loss)............................................................  $  (1,534) $     393  $   1,883
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Basic and diluted net income (loss) per share....................................  $   (0.14) $    0.04  $    0.19
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Shares used in computing per share amounts.......................................     11,134     11,118      9,761


        The accompanying notes are an integral part of these statements.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 COMMON STOCK                                     UNEARNED
                                                            ----------------------   RETAINED       DEFERRED        ASOP
                                                              SHARES      AMOUNT     EARNINGS     COMPENSATION     SHARES
                                                            -----------  ---------  -----------  --------------  -----------
Balance, January 1, 1995..................................       7,428   $     967   $   3,473     $       --     $      --
Redemption of Common Stock................................        (216)        (80)         --             --            --
Issuance of Common Stock..................................          52          30          --             --            --
Stock issued under stock option agreement--compensation...          --          76          --             --            --
Issuance of Common Stock under the Associate 401(k) and
  Stock Ownership Plan....................................       1,432       4,000          --             --        (4,000)
Issuance of Common Stock under the Restricted Stock
  Agreements..............................................       1,372       3,625          --         (1,978)           --
Increase of put obligation................................          --          --          --             --            --
Compensation recognized under the Restricted Stock
  Agreements..............................................          --          --          --            385            --
Net income................................................          --          --       1,883             --            --
                                                            -----------  ---------  -----------       -------    -----------
Balance, December 31, 1995................................      10,068       8,618       5,356         (1,593)       (4,000)
Redemption of Common Stock................................         (28)        (40)         --             --            --
Issuance of Common Stock under the Restricted Stock
  Agreements..............................................         560       1,953          --         (1,048)           --
Compensation recognized under the Restricted Stock
  Agreements..............................................          --          --          --            308            --
Capital stock released under the Associate 401(k) and
  Stock Ownership Plan....................................          --         272          --             --           775
Interest income on stockholders' notes receivable.........          --          --          --             --            --
Issuance of new Common Stock to Associate 401(k) and Stock
  Ownership Plan..........................................          96         362          --             --            --
Increase of put obligation................................          --          --          --             --            --
Excess income tax benefits attributable to exercised stock
  options.................................................          --         385          --             --            --
Net income................................................          --          --         393             --            --
                                                            -----------  ---------  -----------       -------    -----------
Balance, December 31, 1996................................      10,696      11,550       5,749         (2,333)       (3,225)
Redemption of Common Stock................................         (64)       (305)         --             --            --
Issuance of Common Stock under the Restricted Stock
  Agreements..............................................       1,347       4,899          --         (1,847)           --
Compensation recognized under the Restricted Stock
  Agreements..............................................          --          --          --            545            --
Common Stock released under the Associate 401(k) and Stock
  Ownership Plan..........................................          --       3,725          --             --         2,677
Issuance of Common Stock to Associate 401(k) and Stock
  Ownership Plan..........................................          64         305          --             --          (305)
Interest income on stockholders' notes receivable.........          --          --          --             --            --
Issuance of new Common Stock to associates in the
  Associate 401(k) and Stock Ownership Plan...............          --         265          --             --            --
Increase of put obligation................................          --          --          --             --            --
Excess income tax benefits attributable to exercised stock
  options.................................................          --         395          --             --            --
Net income................................................          --          --      (1,534)            --            --
                                                            -----------  ---------  -----------       -------    -----------
Balance, December 31, 1997................................      12,043   $  20,834   $   4,215     $   (3,635)    $    (853)
                                                            -----------  ---------  -----------       -------    -----------
                                                            -----------  ---------  -----------       -------    -----------

                                                                NOTES
                                                             RECEIVABLE--       PUT
                                                             STOCKHOLDERS   OBLIGATION     TOTAL
                                                            --------------  -----------  ---------
Balance, January 1, 1995..................................    $       --     $  (2,730)  $   1,710
Redemption of Common Stock................................            --            --         (80)
Issuance of Common Stock..................................            --            --          30
Stock issued under stock option agreement--compensation...            --            --          76
Issuance of Common Stock under the Associate 401(k) and
  Stock Ownership Plan....................................            --            --          --
Issuance of Common Stock under the Restricted Stock
  Agreements..............................................        (1,469)           --         178
Increase of put obligation................................            --        (2,570)     (2,570)
Compensation recognized under the Restricted Stock
  Agreements..............................................            --            --         385
Net income................................................            --            --       1,883
                                                                 -------    -----------  ---------
Balance, December 31, 1995................................        (1,469)       (5,300)      1,612
Redemption of Common Stock................................            --            --         (40)
Issuance of Common Stock under the Restricted Stock
  Agreements..............................................          (481)           --         424
Compensation recognized under the Restricted Stock
  Agreements..............................................            --            --         308
Capital stock released under the Associate 401(k) and
  Stock Ownership Plan....................................            --            --       1,047
Interest income on stockholders' notes receivable.........           (93)           --         (93)
Issuance of new Common Stock to Associate 401(k) and Stock
  Ownership Plan..........................................            --            --         362
Increase of put obligation................................            --        (1,358)     (1,358)
Excess income tax benefits attributable to exercised stock
  options.................................................            --            --         385
Net income................................................            --            --         393
                                                                 -------    -----------  ---------
Balance, December 31, 1996................................        (2,043)       (6,658)      3,040
Redemption of Common Stock................................            --            --        (305)
Issuance of Common Stock under the Restricted Stock
  Agreements..............................................        (2,825)           --         227
Compensation recognized under the Restricted Stock
  Agreements..............................................            --            --         545
Common Stock released under the Associate 401(k) and Stock
  Ownership Plan..........................................            --            --       6,402
Issuance of Common Stock to Associate 401(k) and Stock
  Ownership Plan..........................................            --            --          --
Interest income on stockholders' notes receivable.........          (266)           --        (266)
Issuance of new Common Stock to associates in the
  Associate 401(k) and Stock Ownership Plan...............            --            --         265
Increase of put obligation................................            --        (3,307)     (3,307)
Excess income tax benefits attributable to exercised stock
  options.................................................            --            --         395
Net income................................................            --            --      (1,534)
                                                                 -------    -----------  ---------
Balance, December 31, 1997................................    $   (5,134)    $  (9,965)  $   5,462
                                                                 -------    -----------  ---------
                                                                 -------    -----------  ---------

         The accompanying notes are an integral part of this statement.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                   1997        1996       1995
                                                                                -----------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)...........................................................   $  (1,534)  $     393  $   1,883
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................................       2,453       1,739        767
    Provision for bad debts...................................................         417          83         84
    Deferred income taxes.....................................................       1,769         498      1,727
    Loss (gain) on sale of assets.............................................          16           5        (13)
    Compensation from stock issuances.........................................       8,093       1,830        385
    Interest income on notes receivable--stockholders.........................        (266)        (93)        --
  Change in assets and liabilities:
    Accounts receivable.......................................................      (4,460)      5,154     (6,084)
    Work in process...........................................................        (913)     (6,448)        --
    Prepaid expenses..........................................................         246          --       (721)
    Income taxes receivables..................................................      (1,114)       (185)        --
    Other assets..............................................................         201        (271)       (39)
    Accounts payable..........................................................        (911)       (752)     1,756
    Accrued liabilities.......................................................       1,288        (877)       385
    Accrued vacation..........................................................         555       1,369        334
    Customer advances.........................................................       1,965          --         --
    Deferred revenue..........................................................         391          --         --
    Other.....................................................................        (186)       (235)       315
                                                                                -----------  ---------  ---------
      Net cash provided by operating activities...............................       8,010       2,210        779
                                                                                -----------  ---------  ---------
Cash flows from investing activities:
  Issuance of notes receivable................................................      (2,554)       (709)      (153)
  Payments on notes receivable................................................       1,232         648        177
  Purchase of property and equipment..........................................      (3,423)     (3,571)    (1,928)
                                                                                -----------  ---------  ---------
      Net cash used in investing activities...................................      (4,745)     (3,632)    (1,904)
Cash flows from financing activities:
  Net borrowings on line of credit............................................       2,000          --         --
  Proceeds from issuance of long-term debt....................................         147          --      4,000
  Principal payments on long-term debt........................................      (2,681)       (670)    (2,160)
  Proceeds from issuance of Common Stock......................................           5         271        106
  Common Stock repurchase.....................................................          --         (40)       (80)
                                                                                -----------  ---------  ---------
      Net cash provided by (used in) financing activities.....................        (529)       (439)     1,866
                                                                                -----------  ---------  ---------
      Net change in cash and cash equivalents.................................       2,736      (1,861)       741
Cash and cash equivalents at beginning of period..............................         214       2,075      1,334
                                                                                -----------  ---------  ---------
Cash and cash equivalents at end of period....................................   $   2,950   $     214  $   2,075
                                                                                -----------  ---------  ---------
                                                                                -----------  ---------  ---------
Cash paid during the period for:
  Interest....................................................................   $     313   $     328  $     202
  Income taxes................................................................   $      87   $      33  $     539


        The accompanying notes are an integral part of these statements.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    FCG Enterprises, Inc. and its subsidiaries, d.b.a. First Consulting Group (the "Company"), is a leading provider of information technology and other consulting services for healthcare providers, payors, and other healthcare organizations. The Company's services are designed to assist its clients in increasing operations effectiveness by reducing cost, improving customer service and enhancing the quality of patient care. The Company provides this expertise to clients by assembling multi-disciplinary teams which provide comprehensive services across its four principal services: consulting, software implementation, network and application integration and co-management services. The Company's services and consultants are supported by internal research and a centralized information system which provides real-time access to current industry and technology information, project methodologies, experiences and tools.

    1.  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of FCG Enterprises, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

    2.  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    3.  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

    4.  WORK IN PROCESS

    Work in process represents the recognized net revenue for services performed that had not been billed to clients at the balance sheet date. Such amounts are billed as project requisites are met.

    5.  INCOME TAXES

    The Company accounts for income taxes on the liability method under which deferred tax liabilities (assets) are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense (benefit) is equal to the change in the deferred tax liability (asset) from the beginning to the end of the year. A current tax asset or liability is recognized for the estimated taxes refundable or payable for the current year.

    6.  PUT OBLIGATIONS

    Currently the existing stockholders of the Company, including the Associate 401(k) and Stock Ownership Plan ("ASOP"), have the ability to require the Company to repurchase their shares upon the occurrence of certain conditions, which are outside the control of the Company (see Notes H and I). As such, the Company reflects estimated obligations related to these repurchase commitments outside of equity in the accompanying financial statements.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    7.  REVENUE RECOGNITION

    The Company generates substantially all of its revenue from fees for professional services. The Company typically bills for its services on an hourly, fixed-fee or fixed-fee per month basis. For services billed on an hourly basis, the Company recognizes revenue as services are performed. For services billed on a fixed-fee or fixed-fee per month basis, the Company recognizes revenue using the percentage of completion method. Revenue is recorded as incurred at assignment rates net of any adjustments due to specific engagement situations.

    8.  STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation as prescribed by APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and has adopted the disclosure provisions of Statement of Financial Accounting Standards 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). SFAS 123 requires pro forma disclosures of net income and net income per share as if the fair value based method of accounting for stock-based awards had been applied. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period. The adoption of SFAS 123 disclosure provisions has no effect on either the Company's financial condition or its results of operations.

    9.  BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is calculated in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"), which superseded APB Opinion No. 15. Net income (loss) per share for all periods presented has been restated to reflect the adoption of SFAS 128. Basic net income (loss) per share is based upon the weighted average number of common shares outstanding. Diluted net income (loss) per share is based on the assumption that all convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. ASOP shares that have not been committed to be released are not treated as outstanding when determining the weighted average number of shares for either basic or diluted net income (loss) per share. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued below the initial public offering price during the twelve months immediately preceding the initial public offering filing date (using the treasury stock method) have been included in the calculation of weighted average number of shares in computing both basic and diluted net income
(loss) per share as if they were outstanding for all periods presented.

    10.  CREDIT RISKS

    Financial instruments that subject the Company to concentrations of credit risks consist primarily of billed and unbilled accounts receivable. The Company's clients are primarily involved in the healthcare industry. Concentrations of credit risk with respect to billed and unbilled accounts receivable are limited due to the Company's credit evaluation process and the nature of its clients. Historically, the Company has not incurred significant credit-related losses.

    11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management believes the fair value of financial instruments approximates their carrying amounts. The carrying value of cash and cash equivalents approximates their estimated fair values. Management believes the

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) fair values of notes payable and stockholders' notes receivable approximate their carrying values based on current rates for instruments with similar characteristics.

    12.  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

    The Company is in the process of modifying its stock agreements such that, upon the effectiveness of the proposed initial public offering, the Company will no longer have the obligation to repurchase shares of Common Stock from the current stockholders. A pro forma unaudited consolidated balance sheet as of December 31, 1997 has been presented to reflect this change.

    13.  DEFERRED COMPENSATION--STOCK INCENTIVE AGREEMENTS

    In accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the Company records a charge to deferred compensation when it grants options or sells stock to officers or employees at an exercise price which is less than the fair market value of such shares. Amounts recorded as deferred compensation are amortized over the appropriate service period based upon the vesting schedule for such grants (generally ten years).

    14.  USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    15.  NEW ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME, which prescribes standards for reporting comprehensive income and its components. Comprehensive income consists of net income or loss for the current period and other comprehensive income (income, expenses, gains and losses that currently bypass the income statement and are reported directly in a separate component of equity). SFAS 130 is effective for financial statements issued for periods beginning after December 15, 1997. The Company has determined that the adoption of SFAS 130 will not have a material effect on the Company's financial statements.

    In 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which applies only to publicly held business entities. A reportable segment, referred to as an operating segment, is component of an entity about which separate financial information is produced internally, that is evaluated by the chief operation decision-maker to assess performance and allocate resources. SFAS 131 is effective for financial statements issued for periods beginning after December 15, 1997.

    16.  RECLASSIFICATIONS

    Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 presentation.

NOTE B--NOTES PAYABLE

    The Company has a $6,000,000 revolving line of credit available through December 1, 1998, at the bank's prevailing prime rate. The balance outstanding on this line of credit was $2,000,000 and zero at December 31,

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B--NOTES PAYABLE (CONTINUED)
1997 and 1996, respectively. Borrowings on the line are collaterized by all of the Company's deposit accounts, accounts receivable and equipment. Under the line of credit agreement, the Company is required to pay a fee equal to 0.25% per annum on the average daily unused balance and maintain selected financial ratios.

    Long-term debt is summarized as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Note payable to bank.......................................................  $     958  $   3,333
Other note payable.........................................................        175         29
                                                                             ---------  ---------
                                                                                 1,133      3,362
Less current portion.......................................................        871        670
                                                                             ---------  ---------
Non-current portion........................................................  $     262  $   2,692
                                                                             ---------  ---------
                                                                             ---------  ---------

    The note payable to bank is collateralized by all deposit accounts, accounts receivable, and equipment of the Company and by unreleased ASOP shares (see Note
I). The Note bears interest at the bank's prime rate (8.5% and 8.25% at December 31, 1997 and 1996, respectively) plus 0.5%. The note is payable in monthly installments of $56,000 ($672,000 annually) plus interest with the last installment due December 2001.

NOTE C--INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------
                                                                                           1997       1996       1995
                                                                                         ---------  ---------  ---------
Current:
  Federal..............................................................................  $     131  $       2  $    (288)
  State................................................................................         --         --        (16)
                                                                                         ---------        ---  ---------
    Total current......................................................................        131          2       (304)
Deferred...............................................................................      1,769        498      1,727
                                                                                         ---------        ---  ---------
Provision for income taxes.............................................................  $   1,900  $     500  $   1,423
                                                                                         ---------        ---  ---------
                                                                                         ---------        ---  ---------

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C--INCOME TAXES (CONTINUED)
    Temporary differences consist of the following (in thousands):

                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Deferred tax assets
  Current
    Net operating loss...............................................................  $      72  $      96  $      23
    Contributions....................................................................         74         72         22
    Bad debts........................................................................        205         18         --
    Other............................................................................        (14)        --         --
                                                                                       ---------  ---------  ---------
      Total current deferred tax assets..............................................        337        186         45
  Non-current........................................................................
    Supplemental executive retirement plan contributions.............................        720        506        273
    Stock based compensation.........................................................         --        104        181
    Other............................................................................        205         61         97
                                                                                       ---------  ---------  ---------
      Total non-current deferred tax assets..........................................        925        671        551
                                                                                       ---------  ---------  ---------
        Total deferred tax assets....................................................      1,262        857        596
                                                                                       ---------  ---------  ---------
Deferred tax liabilities
  Current--Accrual to cash basis adjustment..........................................      6,016      4,404      4,456
  Non-current--Stock based compensation                                                    1,372        811         --
                                                                                       ---------  ---------  ---------
        Total deferred tax liabilities                                                     7,388      5,215      4,456
                                                                                       ---------  ---------  ---------
          Total net deferred tax liabilities.........................................  $   6,126  $   4,358  $   3,860
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    As a result of the following items, the total provision for income taxes was different from the amount computed by applying the statutory U.S. federal income tax rate to earnings before income taxes:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ----------------------------------
                                                                                    1997        1996        1995
                                                                                 ----------  ----------  ----------
Federal income tax at statutory rate...........................................       35.0%       35.0%       35.0%
Changes due to:
  State franchise tax, net of federal income tax benefit.......................        6.0         6.1         6.1
  Meals and entertainment......................................................       44.2         7.1         3.0
  ASOP.........................................................................      435.5        12.5          --
  Other........................................................................       (1.7)       (4.7)       (1.1)
                                                                                     -----         ---         ---
                                                                                     519.0%       56.0%       43.0%
                                                                                     -----         ---         ---
                                                                                     -----         ---         ---

    For tax reporting purposes, the Company had historically elected to be taxed under the cash basis of reporting as opposed to the accrual method used for financial reporting purposes. As a result of such election, a deferred tax liability of $6,016,000 and $4,404,000 exists at December 31, 1997 and 1996, respectively. As a result of the proposed initial public offering of Common Stock, the Company is required to change its tax reporting to the accrual basis to be consistent with financial reporting purposes. As a result of this change, the

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C--INCOME TAXES (CONTINUED)
deferred tax liability resulting from the use of cash basis reporting for income taxes will become payable over a period not exceeding four years.

NOTE D--NOTES RECEIVABLE--STOCKHOLDERS

    Notes receivable from stockholders consist primarily of loans provided to participants of the restricted stock bonus and non-qualified stock option agreements (see Note H). The Company allows participants to exchange notes for the purchase of shares of Common Stock and the exercise of stock options. Notes received in exchange for Common Stock have been classified as a reduction of stockholders' equity. In addition, the Company also provides participants with notes to cover associated taxes related to the exercise of stock options. Notes are generally non-recourse and non-interest bearing and have been discounted using imputed annual interest rates from 5.77% to 6.36%. Such notes are payable over a ten-year term.

    Participants are required to pay, each year, the greater of 10% of the outstanding amounts or 50% of the after tax amount of any annual bonus received by them to repay outstanding amounts of the notes. Stockholders' notes receivable received in exchange for Common Stock were $5,134,000 and $2,043,000, as of December 31, 1997 and 1996, respectively. Stockholders' notes receivable related to advances to associates for payment of taxes associated with stock option exercises were $1,679,000 and $454,000 as of December 31, 1997 and 1996, respectively.

NOTE E--COMMITMENTS AND CONTINGENCIES

    The Company leases its office facilities, certain office space and living accommodations for consultants on short-term projects under operating leases which expire at various dates through 2002. At December 31, 1997, the Company was obligated under non-cancelable operating leases with future minimum rentals as follows (in thousands):


 YEAR ENDING
DECEMBER 31,
-------------------------------------------------------------------------------------
   1998..............................................................................  $   1,620
   1999..............................................................................      1,297
   2000..............................................................................        969
   2001..............................................................................        716
   2002..............................................................................        543
                                                                                       ---------
                                                                                       $   5,145
                                                                                       ---------
                                                                                       ---------


    Rent expense aggregated $2,624,000, $1,703,000 and $1,241,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    The Company is involved in various legal actions arising in the normal course of business. Management is of the opinion that the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operation.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE F--STOCK OPTIONS

    A summary of stock option transactions is as follows:

                                                                                     WEIGHTED AVERAGE
                                                                                    EXERCISE PRICE PER     OPTIONS
                                                                                           SHARE         OUTSTANDING
                                                                                    -------------------  -----------
Balance at January 1, 1995........................................................              --               --
  Options granted.................................................................       $    0.57        1,279,440
  Options exercised...............................................................            0.57         (733,088)
                                                                                                         -----------
Balance at December 31, 1995......................................................            0.57          546,432
  Options granted.................................................................            1.13          366,168
  Options exercised...............................................................            0.94         (193,928)
  Options canceled................................................................            0.57          (22,224)
                                                                                                         -----------
Balance at December 31, 1996......................................................            0.76          696,448
  Options granted.................................................................            5.05        1,244,576
  Options exercised...............................................................            1.15         (822,424)
  Options canceled................................................................            1.13          (89,200)
                                                                                                         -----------
Balance at December 31, 1997......................................................       $    5.49        1,029,400
                                                                                                         -----------
                                                                                                         -----------

    None of the options outstanding at December 31, 1997 are exercisable. As of December 31, 1997, option prices ranged from $4.76 to $7.44 and had a remaining weighted average life of 9.73 years.

    Adjusted pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the "minimal value" method for option pricing with the following weighted average assumptions: risk-free interest rate of 6%; dividend yield of 0%; and a remaining weighted average life of the option of two to five years. For purposes of adjusted pro forma disclosures, the estimated fair value of the options is not materially different from the intrinsic value of the options. As such, the pro forma impact on reported results for the years ended December 31, 1997, 1996 and 1995 was not significant and has not been presented herein. The weighted average fair value of options granted during the year ended December 31, 1997, 1996 and 1995 was $1.60, $2.79 and $1.13, respectively.

    For the year ended December 31, 1997, 1996 and 1995, compensation expense recognized in income for stock-based employee compensation related to the grant of options was $278,415, $215,000 and $385,000, respectively.

NOTE G--PROFIT-SHARING PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PROFIT-SHARING PLAN

    The Company had a discretionary profit-sharing plan covering substantially all employees. Contributions were determined by the Board of Directors and were limited to the maximum amount deductible for federal income tax purposes. Discretionary contributions to the profit-sharing plan were $150,000 for the year ended December 31, 1995. Effective January 1, 1996, this plan was merged into the ASOP (see Note I).

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G--PROFIT-SHARING PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(CONTINUED)
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    On January 1, 1994 the Company adopted the Supplemental Executive Retirement Plan (the "SERP"). The SERP was amended on January 1, 1996. The SERP is administered by the Board of Directors or a committee appointed by the Board of Directors.

    Participants in the SERP are those executive officers at the vice president or higher level of seniority who are eligible to participate in the 1994 Plan and who are selected by the Board of Directors or a committee appointed by the Board of Directors to participate. The Board of Directors or a committee appointed by the Board of Directors may also designate other officers for participation in the compensation reduction portion of the SERP. Participation is conditioned on the submission of a completed enrollment form. SERP participation terminates when a participant ceases to be a stockholder of the Company, provided that a former stockholder who continues as an officer may continue to participate in the compensation reduction portion of the SERP.

    Participants may make fully vested compensation reduction contributions to the SERP, subject to a maximum deferral of 10% of annual base salary. The Company may make a voluntary "FCG Contribution" for any year in an amount determined by the Board to the account of SERP participants. FCG Contributions vest 10% for each year of service (with up to 5 years service credit for participants who were vice presidents on January 1, 1994), provided that FCG Contributions fully vest upon a Change in Control of the Company or upon a participant's death, disability or attainment of age 65. Company contributions to the SERP were $493,000, $372,000 and $301,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

    The contributions to the SERP are invested by the Company in Variable Life Insurance Contracts. Management believes that the participants' account balance, cash surrender value of life insurance and death benefits will be sufficient to satisfy the Company's obligations under the SERP.

NOTE H--STOCK INCENTIVE AGREEMENTS

1994 RESTRICTED STOCK PLAN AND AGREEMENTS

    On December 15, 1997, the Board of Directors adopted an amendment to the 1994 Restricted Stock Plan (as amended the "1994 Plan") and form of Restricted Stock Agreement ("RSA"). The stockholders approved the 1994 Plan and RSAs on January 15, 1998. The 1994 Plan provides a mechanism for the purchase and sale of Common Stock by its vice presidents. The 1994 Plan is administered by the Company's Board of Directors or a committee appointed by the Board.

    Under the 1994 Plan, the Company has entered into RSAs with each of its vice presidents. The 1994 Plan and RSAs provide that each person, upon becoming a vice president of the Company, must purchase and hold a specific minimum number of shares of Common Stock. Vice presidents at Levels I and II are required to purchase and hold that number of shares equal to one times the vice president's base salary divided by the then-current fair value of the Common Stock. Vice presidents at Levels III and IV are required to purchase and hold that number of shares equal to two times the vice president's base salary divided by the then-current fair value of the Common Stock. Prior to the completion of this offering, the fair value of the Common Stock is determined by reference to a report prepared for the Company by an independent valuation firm.

    Shares purchased under the RSAs are subject to a 10-year vesting period beginning the date upon which an individual becomes a vice president and vest annually upon the completion of each year of service. Automatic

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE H--STOCK INCENTIVE AGREEMENTS (CONTINUED) acceleration of vesting occurs upon death or permanent disability of a vice president and upon certain changes in ownership of the Company. Partial acceleration of vesting may also occur once the vice president attains the age of 59. Shares purchased after consummation of this offering are fully vested upon purchase.

    Under the terms of the RSAs, the Company retains a repurchase right with respect to unvested shares, unless such termination is due to debt, disability or changes in control of the Company. Pursuant to this right, the Company may repurchase unvested shares at the original issuance price plus a growth factor. The growth factor is equal to the average interest rate compounded quarterly which the Company pays to a commercial lending institution in a calendar quarter (the "Growth Factor"). In the event the Company has no borrowings for a particular quarter, then the Growth Factor shall be the prime rate on the first day of the quarter, as announced in the Wall Street Journal or if the Wall Street Journal discontinues such announcements, then it shall be the prime rate as announced by Bank of America. Shares acquired under RSAs are nontransferable, with the exception of transfers for certain estate planning and charitable gift purposes. In addition, the RSAs provide that, under certain circumstances and upon attaining a certain age, a vice president may sell a portion, but not all, of his or her shares to other vice presidents or to the Company. The Company may also repurchase vested shares from a departing vice president if he or she competes with the Company and/or profits from the sale of Common Stock within six months of such competition. Upon completion of this offering, a vice president may also sell unencumbered shares of Common Stock on the public market, subject to continuing to satisfy the minimum shareholding requirements. Vice presidents pay the purchase price of the shares by means of non-recourse and recourse non-interest bearing promissory notes.

    The RSAs also contain non-competition and non-solicitation provisions which apply generally to the vice president's employment with the Company and which continue to bind the vice president even after repurchase of all shares by the Company; provided, however, that such provisions may be superseded by an employment agreement entered into between the Company and the vice president.

    The Company maintains life insurance coverage for the purpose of redeeming stock of its vice president stockholders through the SERP in the event of a vice president's death (see Note G). For most vice presidents, the insured benefit is equal to the current market value of the vice president's shareholdings. The Company is also the beneficiary of a split-dollar life insurance policy on its principal stockholder that is intended to partially fund the repurchase of the principal stockholder's stock upon death. The Company also maintains long-term disability insurance policies on the principal stockholder to help fund the purchase of stock upon permanent disability of the stockholder.

NON-QUALIFIED STOCK OPTION AGREEMENT

    Effective January 1, 1996, and restated January 1, 1997, the Company executed and adopted a non-qualified stock option agreement for certain officers. The principal terms of the agreement provide that for each share of stock purchased at fair market value, the stockholder is granted one exercisable stock option which allows the stockholder to purchase additional shares at a price below the fair market value of the Common Stock. During 1997 and 1996, 215,176 and 366,168 shares, respectively, were granted under the provisions of the agreement and stockholders exercised options on 822,424 and 193,928 shares of Common Stock, respectively. Deferred compensation of $512,000 and $737,000 was recorded for the years ended December 31, 1997 and 1996, respectively, related to the granting of options under this agreement. Compensation expense related to the amortization of the deferred compensation on these options approximated $145,000 and $79,000 for the years ended December 31, 1997 and 1996, respectively.

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE H--STOCK INCENTIVE AGREEMENTS (CONTINUED)
    Effective December 19, 1995, the Company executed and adopted a non-qualified stock option agreement for certain vice presidents. The principal terms of the agreement provided that for each share of stock purchased at fair market value of the Common Stock, the stockholder was granted two exercisable stock options which allow the stockholder to purchase additional shares at approximately 20% of the fair market value of the Common Stock. During 1995, 1,279,440 stock options were granted under the provisions of the agreement and vice presidents exercised options for 733,008 shares of Common Stock. Compensation expense related to these options approximated $134,000, $136,000 and $385,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The agreements also provide that the Company will make non-recourse loans available for the purchase of stock, the exercise of stock options and associated taxes (see Note D).

OTHER EQUITY PLANS

    On August 22, 1997, the Board adopted an equity incentive plan and non-employee directors' stock option plan, which was approved by the shareholders on January 15, 1998. The principal terms of the equity incentive plan allow the Company to grant either stock options, stock bonuses or stock appreciation rights to acquire up to 1,600,000 shares of Common Stock. The stock awards vest over a ten-year term from the date of grant. Under the plan, the Company granted employees 945,400 options to purchase Common Stock at an exercise price equal to the market price of Common Stock on the date of grant. As of December 31, 1997, none of these options were exercisable. The Company had no stock appreciation rights issued or outstanding for the year ended December 31, 1997.

    The non-employee directors' stock option plan allows the Company to grant options under such plan for up to 200,000 shares of Common Stock. Under the plan, the Company granted 84,000 options on August 22, 1997, to purchase Common Stock at an exercise price equal to the market price of the Common Stock on date of grant. These options vest over a ten-year term from date of grant.

NOTE I--ASSOCIATE 401(k) AND STOCK OWNERSHIP PLAN

    The ASOP, as amended, was adopted effective December 1, 1995. The ASOP covers all employees of the Company and affiliates of the Company designated by the Company's Board of Directors, excluding any union employees unless their coverage is bargained for, and excluding non-resident aliens without U.S. source earned income. ASOP participation commences automatically for newly eligible employees on semiannual entry dates.

    Under the ASOP, participants may elect to reduce their current compensation by up to the lesser of 15% of such compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the ASOP. In addition, the Company may make contributions to the ASOP on behalf of participants. Company contributions may be matching contributions allocated based on each participant's compensation reduction contributions, discretionary profit sharing contributions allocated based on each participant's compensation, or "first share contributions" allocated to some or all participants on a per capita basis.

    The ASOP is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the ASOP, and income earned thereon are not taxable until withdrawn and so that contributions by the Company, if any, will be deductible by the Company when made. Participants become vested in Company contributions under two graded vesting schedules, so that matching and first share contributions are fully vested after five years of service and profit sharing contributions are fully vested after seven years of service. The ASOP is a leveraged employee stock ownership plan. The ASOP

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE I--ASSOCIATE 401(k) AND STOCK OWNERSHIP PLAN (CONTINUED) borrowed $4.0 million from a third-party financial institution (the "ASOP Loan") to purchase 1,429,848 shares of Common Stock in 1995. The shares of Common Stock so purchased were placed in a suspense account under the ASOP from which they are released and allocated to participants accounts' as the ASOP Loan is repaid. Any or all Company contributions may be used to repay the ASOP Loan.


    The Company accounts for its ASOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the Company reports in its Statement of Financial Position the debt of the ASOP and unearned ASOP shares, which is the original cost basis of the ASOP shares pledged as collateral for the debt. As shares are committed to be released, the Company credits unearned ASOP shares based on the cost of the shares to the ASOP. The Company records compensation expense based on the fair market value of the shares committed to be released. The difference between the fair value of shares committed to be released and the cost of those shares to the ASOP is either charged or credited to stockholders' equity accounts, as applicable. Compensation expense for the 401(k) match and the ASOP was approximately $2.4 million and $1.8 million for the years ended December 31, 1997 and 1996, respectively. No compensation expense related to the ASOP was recognized in 1995 as the plan was adopted on December 1, 1995 and none of the shares had been committed to be released. Prior to the adoption of the ASOP, the Company sponsored a profit-sharing plan which included a 401(k) provision with essentially the same provisions as the current ASOP. The Company's matching contributions to the 401(k) provision under the previous profit sharing plan was $560,000 during 1995.



    In 1996, the Company made matching contributions and first share contributions to the ASOP sufficient to provide a 50% matching contribution and a first share contribution of 200 shares of Company stock for each participant who was employed by the Company on January 1, 1996 or became employed by the Company thereafter. In consideration for employees allowing the Company to make a plan modification to the current ASOP plan, the Company committed to release 1,000 shares of Common Stock to each participant in the ASOP as of November 26, 1997 (568,000 shares in the aggregate). This commitment resulted in a charge to compensation expense of approximately $4.2 million in the fourth quarter of 1997. Such amount is included in compensation expenses related to stock issuances in the accompanying financial statements. The committed shares will be released to participant accounts to the extent that shares distributed to an individual do not exceed certain Internal Revenue Service section limitations.


    The ASOP shares were as follows:


                                                              YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Allocated shares....................................     1,301,712       372,780            --
Unreleased shares...................................       287,832     1,152,764     1,429,848
                                                      ------------  ------------  ------------
    Total ASOP shares...............................     1,589,544     1,525,544     1,429,848

Fair market value of unreleased shares..............  $  2,520,000  $  7,258,000  $  4,039,000


    Upon the cessation of employment of an employee, the Company pays the employee the fair market value of the shares of Common Stock previously allocated to such employee under the ASOP. The fair market value of Common Stock is determined by an independent valuation firm. The ultimate funding of this obligation rests with the Company. Accordingly, the Company has recorded the potential future obligation to repurchase such securities outside of permanent equity (see also Note H). Subsequent to the Company's closing of its anticipated

                     FCG ENTERPRISES, INC. AND SUBSIDIARIES
                        (D.B.A. FIRST CONSULTING GROUP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE I--ASSOCIATE 401(k) AND STOCK OWNERSHIP PLAN (CONTINUED) initial public offering, shares of Common Stock held by the ASOP are expected to be tradable on an established exchange and recording of such amounts outside of permanent equity will no longer be required (see Note A-11).

NOTE J--CONCENTRATION OF CREDIT RISK

    The Company maintains its cash balances in a financial institution located in Long Beach, California. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1997, the Company had balances in excess of the insured amount of approximately $3,940,000. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on its cash and cash equivalents. The Company has concentrations of credit risk related to accounts receivable and revenues. At December 31, 1997, accounts receivable associated with five clients represented approximately 30% of the accounts receivable balance. Also, for the year ended December 31, 1997, approximately 15% of total net revenue was attributable to five clients.

NOTE K--SUBSEQUENT EVENT

    The Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell up to 2,996,858 shares of Common Stock to the public (the "Offering"). In connection with the Offering, the Board of Directors will approve a four-for-one stock split in the form of a stock dividend covering all of the Company's capital stock and options. All share and per share amounts included in the accompanying financial statements have been adjusted to reflect the stock split. In conjunction with the Offering, the Board of Directors authorized, subject to shareholder approval, the reincorporation of the Company into Delaware.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          -----
Prospectus Summary...................................           3
Risk Factors.........................................           5
Special Note Regarding Forward-Looking Statements....          12
Use of Proceeds......................................          13
Dividend Policy......................................          13
Capitalization.......................................          14
Dilution.............................................          15
Selected Consolidated Financial Data.................          16
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.................          17
Business.............................................          24
Management...........................................          35
Certain Transactions.................................          45
Principal and Selling Stockholders...................          46
Description Of Capital Stock.........................          50
Shares Eligible For Future Sale......................          51
Underwriting.........................................          53
Legal Matters........................................          54
Experts..............................................          54
Additional Information...............................          54
Index To Financial Statements........................         F-1

                                 --------------

    UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,312,384 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                         BANCAMERICA ROBERTSON STEPHENS

                                 UBS SECURITIES

                                          , 1998

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, all of which are to be paid by the registrant in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

SEC Registration Fee..............................................................  $   15,151
NASD Filing Fee...................................................................       5,500
Nasdaq National Market Filing Fee.................................................      24,046
Blue Sky Fees and Expenses........................................................       5,000
Accounting Fees...................................................................     200,000
Legal Fees and Expenses...........................................................     450,000
Transfer Agent and Registrar Fees.................................................       3,000
Printing and Engraving............................................................     150,000
Miscellaneous.....................................................................      22,303
                                                                                    ----------
    Total.........................................................................  $  875,000
                                                                                    ----------
                                                                                    ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law. The Registrant's Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant intends to enter into indemnification agreements with each director and certain officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

    The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1995, the Company has sold and issued the following unregistered securities:

    (1) On December 14, 1995, the Company issued 1,429,848 shares of Common Stock to the Associate 401(k) and Stock Ownership Plan at a price of $2.80 per share.

    (2) From January 1, 1995 to December 31, 1995, the Company issued 639,720 shares of Common Stock to officers of the Company at a price of $2.80 per share and 52,800 shares of Common Stock to officers of the Company at a price of $0.57 per share. During this time, officers exercised options to purchase 733,008 shares of Common Stock at a weighted average price of $0.57 per share.

    (3) From January 1, 1996 to December 31, 1996, the Company issued 366,168 shares of Common Stock to officers of the Company at a price of $2.83 per share. During this time, officers exercised options to purchase 193,928 shares of Common Stock at a weighted average exercise price of $0.94 per share.

    (4) From January 1, 1997 to December 31, 1997, the Company issued to officers and directors of the Company 786,316 shares of Common Stock at a price of $4.76 per share, 99,316 shares of Common Stock at a price of $5.50 per share and 467,412 shares of Common Stock at a price of $7.44 per share. During this time, officers exercised options to purchase 822,424 shares of Common Stock at a weighted average exercise price of $1.15 per share.

    The sales and issuances of securities in the transactions described in paragraphs (3) and (4) and the exercise of stock options referred to in paragraph (2) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

    The sales and issuances of securities in the transactions described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2). The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 1.1       Form of Underwriting Agreement.
 3.1*      Certificate of Incorporation of the Registrant.
 3.3*      Bylaws of the Registrant.
 4.1*      Specimen Common Stock Certificate.
 5.1*      Opinion of Cooley Godward LLP.
10.1*      1997 Equity Incentive Plan.
10.1.1*    Form of Incentive Stock Option between the Registrant and its employees, directors, and consultants.
10.1.2*    Form of Non-Statutory Stock Option between the Registrant and its employees, directors, and consultants.
10.1.3*    Form of Non-Statutory Stock Option (United Kingdom) between the Registrant and its United Kingdom resident employees, directors, and consultants.
10.1.4*    Form of 1997 Equity Incentive Plan Notice of Exercise between the Registrant and its employees, directors, and consultants.
10.2*      1997 Non-Employee Directors' Stock Option Plan.
10.2.1*    Form of Non-Statutory Stock Option (Initial Option-Continuing Non-Employee Directors) between the
             Registrant its continuing non-employee directors.
10.2.2*    Form of Non-Statutory Stock Option (Initial Option-New Non-Employee Directors) between the Registrant and its non-employee directors.
10.2.3*    Form of Non-Statutory Stock Option (Annual Option) between the Registrant and its non-employee directors.
10.2.4*    Form of 1997 Non-Employee Directors' Stock Option Plan Notice of Exercise between the Registrant and its non-employee directors.
10.3*      1994 Restricted Stock Plan, as amended.
10.3.1*    Form of Amended and Restated Restricted Stock Agreement between the Registrant and its executive officers.
10.3.2*    Form of Loan and Pledge Agreement between the Registrant and its vice presidents.
10.3.3*    Form of Secured Promissory Note (Non-Recourse) between the Registrant and its vice presidents.
10.4*      Second Amended and Restated Associate 401(k) and Stock Ownership Plan.
10.5*      First Amendment to the Second Amended and Restated Associate 401(k) and Stock Ownership Plan.
10.6*      1997 Non-Employee Director Restricted Stock Plan.
10.6.1*    Form of Restricted Stock Agreement between the Registrant and its non-employee directors.
10.7*      Supplemental Executive Retirement Plan.
10.8*      Form of Indemnity Agreement between the Registrant and its directors and executive officers.
10.9*      Lease, dated as of October 3, 1996, between the Registrant and Landmark Square Associates, L.P. for the
             Registrant's principal executive offices in Long Beach, CA.
10.10*     Credit Agreement between the Registrant and Wells Fargo Bank, dated December 18, 1997.
11.1*      Statement re computation of per share earnings.
21.1*      Subsidiaries of the Registrant.
23.1       Consent of Grant Thornton LLP, Certified Public Accountants.
23.2*      Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1*      Power of Attorney.
27.1*      Financial Data Schedule.


------------------------

  * Previously filed.

(b) Financial Statement Schedules

    Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

     A. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     C. The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, First Consulting Group, Inc. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Long Beach, County of Los Angeles, State of California, on February 4, 1997.


                                FIRST CONSULTING GROUP, INC.

                                By:                      *
                                     -----------------------------------------
                                                   James A. Reep
                                       CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                                     PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                          TITLE                     DATE
----------------------------------  ----------------------------  ------------------

                *                   Chairman, Chief Executive
----------------------------------    Officer and President
          James A. Reep               (PRINCIPAL EXECUTIVE         February 4, 1997
                                      OFFICER)

        /s/ THOMAS A. REEP          Chief Financial Officer and
----------------------------------    Vice President (PRINCIPAL
          Thomas A. Reep              FINANCIAL AND ACCOUNTING     February 4, 1997
                                      OFFICER)

                *
----------------------------------  Director                       February 4, 1997
           Steven Heck

                *
----------------------------------  Director                       February 4, 1997
          Steven Lazarus

                *
----------------------------------  Director                       February 4, 1997
        Stanley R. Nelson

      /s/ LUTHER J. NUSSBAUM
----------------------------------  Director                       February 4, 1997
        Luther J. Nussbaum

                *
----------------------------------  Director                       February 4, 1997
         Stephen E. Olson

            SIGNATURE                          TITLE                     DATE
----------------------------------  ----------------------------  ------------------
                *
----------------------------------  Director                       February 4, 1997
         Scott S. Parker

                *
----------------------------------  Director                       February 4, 1997
          Jack O. Vance

      /s/ LUTHER J. NUSSBAUM
----------------------------------
        Luther J. Nussbaum
         ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.
 3.1*      Certificate of Incorporation of the Registrant.
 3.3*      Bylaws of the Registrant.
 4.1*      Specimen Common Stock Certificate.
 5.1*      Opinion of Cooley Godward LLP.
10.1*      1997 Equity Incentive Plan.
10.1.1*    Form of Incentive Stock Option between the Registrant and its employees, directors, and consultants.
10.1.2*    Form of Non-Statutory Stock Option between the Registrant and its employees, directors, and consultants.
10.1.3*    Form of Non-Statutory Stock Option (United Kingdom) between the Registrant and its United Kingdom resident employees, directors, and consultants.
10.1.4*    Form of 1997 Equity Incentive Plan Notice of Exercise between the Registrant and its employees, directors, and consultants.
10.2*      1997 Non-Employee Directors' Stock Option Plan.
10.2.1*    Form of Non-Statutory Stock Option (Initial Option-Continuing Non-Employee Directors) between the
             Registrant its continuing non-employee directors.
10.2.2*    Form of Non-Statutory Stock Option (Initial Option-New Non-Employee Directors) between the Registrant and its non-employee directors.
10.2.3*    Form of Non-Statutory Stock Option (Annual Option) between the Registrant and its non-employee directors.
10.2.4*    Form of 1997 Non-Employee Directors' Stock Option Plan Notice of Exercise between the Registrant and its non-employee directors.
10.3*      1994 Restricted Stock Plan, as amended.
10.3.1*    Form of Amended and Restated Restricted Stock Agreement between the Registrant and its executive officers.
10.3.2*    Form of Loan and Pledge Agreement between the Registrant and its vice presidents.
10.3.3*    Form of Secured Promissory Note (Non-Recourse) between the Registrant and its vice presidents.
10.4*      Second Amended and Restated Associate 401(k) and Stock Ownership Plan.
10.5*      First Amendment to the Second Amended and Restated Associate 401(k) and Stock Ownership Plan.
10.6*      1997 Non-Employee Director Restricted Stock Plan.
10.6.1*    Form of Restricted Stock Agreement between the Registrant and its non-employee directors.
10.7*      Supplemental Executive Retirement Plan.
10.8*      Form of Indemnity Agreement between the Registrant and its directors and executive officers.
10.9*      Lease, dated as of October 3, 1996, between the Registrant and Landmark Square Associates, L.P. for the
             Registrant's principal executive offices in Long Beach, CA.
10.10*     Credit Agreement between the Registrant and Wells Fargo Bank, dated December 18, 1997.
11.1*      Statement re computation of per share earnings.
21.1*      Subsidiaries of the Registrant.
23.1       Consent of Grant Thornton LLP, Certified Public Accountants.
23.2*      Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1*      Power of Attorney.
27.1*      Financial Data Schedule.


------------------------

*   Previously filed.